UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$385,591,102

(5)	Total fee paid:

$11,831.78

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE TOPPS COMPANY, INC.
One Whitehall Street
New York, New York 10004

SPECIAL MEETING OF STOCKHOLDERS
SUPPLEMENT DATED AUGUST 1, 2007
TO PROXY STATEMENT DATED MAY 21, 2007

Introductory Note

Except as otherwise specifically noted in this supplement, ‘‘we,’’ ‘‘our,’’ ‘‘us’’ and similar words in this supplement refer to The Topps Company, Inc. In addition, we refer to: (i) The Topps Company, Inc. as ‘‘Topps’’ and the ‘‘Company;’’ (ii) Tornante-MDP Joe Holding LLC as ‘‘Parent;’’ (iii) Tornante-MDP Joe Acquisition Corp. as ‘‘Merger Sub;’’ (iv) the Agreement and Plan of Merger, dated March 5, 2007, by and among Parent, Merger Sub and Topps as the ‘‘existing merger agreement;’’ (vi) the merger of Merger Sub with and into Topps pursuant to the existing merger agreement, with Topps continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent, as the ‘‘merger;’’ (vii) The Tornante Company LLC as ‘‘Tornante;’’ (viii) Madison Dearborn Partners, LLC as ‘‘Madison Dearborn;’’ and (ix) The Upper Deck Company as ‘‘Upper Deck.’’

On May 21, 2007, we mailed to our stockholders a proxy statement (which we refer to as the initial proxy statement) relating to a special meeting of stockholders of Topps then scheduled for June 28, 2007 for the purpose of voting upon the existing merger agreement. This supplement should be read in conjunction with the initial proxy statement and the Notice of Special Meeting of Stockholders mailed therewith.

As disclosed in the initial proxy statement, subsequent to the announcement of our execution of the existing merger agreement, nine purported class action lawsuits were filed—four in the Supreme Court of the State of New York, New York County (or the New York Court), and five in the Delaware Court of Chancery (or the Delaware Court). Among the named defendants in all nine of these lawsuits are Topps and seven of our directors (to whom we refer as the director defendants): Arthur T. Shorin; Allan A. Feder; Stephen D. Greenberg; Dr. Ann Kirschner; David M. Mauer; Jack H. Nusbaum; and Richard Tarlow. The four New York lawsuits have been consolidated into one action under the caption In re: The Topps Co. Inc. Shareholders Litigation, Index No. 07-600715. In addition, the five Delaware actions have been consolidated under the caption In re Topps Company Shareholder Litigation, Consolidated C.A. No. 2777 (VCS). After the commencement and consolidations of the New York and Delaware actions, consolidated amended complaints were filed in both actions alleging breaches of fiduciary duty. In both actions, the plaintiffs sought and obtained expedited discovery, which, over a two-week period, included the review and analysis of approximately 90,000 pages of documents and the depositions of Arthur Shorin, Chairman of the Company’s Board of Directors (or our Board), Stephen Greenberg, a director of the Company, Kenneth Siegel, a representative of Lehman Brothers Inc. (or Lehman Brothers), Andrew Redman, who is a representative of Tornante, and Arnaud Ajdler, a director of the Company who is not a defendant in any of the actions. The plaintiffs’ opening brief in support of their preliminary injunction motion was served and filed in the Delaware Court on May 30, 2007, and in the New York Court on June 1, 2007. In connection with the respective preliminary injunction motions, plaintiffs contended, among other things, that the initial proxy statement was materially misleading: (i) concerning assurances made by Tornante and Madison Dearborn to Topps’ senior management that they would keep their positions; and (ii) in that management projections were revised to justify the consideration offered by Tornante and Madison Dearborn. The motions also argued that our Board failed to maximize stockholder value by favoring a bid from Tornante and Madison Dearborn over a superior bid by Upper Deck.

After the New York and Delaware actions had been commenced and plaintiffs in those actions had conducted expedited discovery and submitted their opening papers in support of their motions for preliminary injunctions, and as previously disclosed by the Company in a Current Report filed on Form 8-K with the Securities and Exchange Commission, or the SEC, on June 6, 2007, Upper Deck (which is referred to as Bidder C in the initial proxy statement) and its affiliate and Topps’ stockholder, Northwood Investors LLC (to which we collectively refer as the Upper Deck Plaintiffs), filed a complaint on June 5, 2007 in the Delaware Court against the Company, the director defendants, Tornante, funds affiliated with Madison Dearborn, Parent (an entity owned by Tornante and Madison Dearborn) and Merger Sub (a wholly owned subsidiary of Parent). In their joint complaint, the Upper Deck Plaintiffs asserted, among other things, that: (i) the Company and the director defendants breached the confidentiality agreement, dated March 19, 2007, between Upper Deck and the Company (to which we refer as the confidentiality agreement), which confidentiality agreement was entered into during the ‘‘go-shop’’ period under the existing merger agreement; (ii) the Company and the director defendants fraudulently induced Upper Deck into entering into the confidentiality agreement; (iii) the director defendants breached their fiduciary duties to the stockholders of the Company by, among other things, failing to release Upper Deck from the standstill provisions of the confidentiality agreement and permitting the initial proxy statement to contain certain materially false and incomplete disclosures; and (iv) Tornante and Madison Dearborn aided and abetted the director defendants in the breach of their fiduciary duties to the stockholders of the Company. In their joint complaint, the Upper Deck Plaintiffs sought relief from the Delaware Court, including an injunction preventing (i) the defendants, including the Company, from enforcing the ‘‘standstill’’ provisions of the confidentiality agreement that prohibit Upper Deck from, among other things, directly or indirectly engaging in a tender offer to acquire stock of the Company or the solicitation of proxies from Topps stockholders in order to vote against approval of the existing merger agreement; and (ii) the Company from holding its special meeting of stockholders for the purpose of voting on the existing merger agreement (which meeting was initially scheduled for June 28, 2007) until such time as Upper Deck is released from its standstill obligations under the confidentiality agreement and Topps makes corrected and supplemented disclosure relating to the disclosures in the initial proxy statement that the Upper Deck Plaintiffs asserted are materially false and incomplete.

Given the similarity of the claims of the stockholder plaintiffs (i.e., other than Upper Deck) in the New York and the Delaware actions, Topps and the director defendants moved in the Delaware action to have that case stayed pending resolution of the New York action. After the Delaware Court denied that motion, Topps and the director defendants moved to have the New York action stayed pending the resolution of the Delaware case. This motion was also denied and a preliminary injunction hearing before the New York State Supreme Court was scheduled for June 18, 2007. Topps and the director defendants are appealing the denial of their motion to stay the New York action. On June 13, 2007, the New York State Supreme Court Appellate Division, First Department, granted an interim stay of the preliminary injunction hearing with respect to the consolidated New York action pending the appeal of Topps and the director defendants. On July 19, 2007, the New York State Supreme Court Appellate Division, First Department, denied the motion made by Topps and the director defendants for a stay pending the court’s consideration of the appeal and vacated the interim stay. Discovery is continuing in the New York action and the Delaware action. On July 25, 2007, the New York Court held a status conference in the New York action. In order to permit the stockholder plaintiffs to prepare and file a brief in support of a motion for a preliminary injunction, and for the New York Court to hear that motion prior to the stockholder vote, Topps and the stockholder plaintiffs agreed that the stockholder vote would occur subsequent to the hearing on the preliminary injunction motion in the New York action. Accordingly, the New York Court set the following briefing schedule for the plaintiffs’ preliminary injunction motion: plaintiffs’ opening brief is due on August 3, 2007, defendants’ opposition brief is due on August 10, 2007, and the plaintiffs’ reply brief is due on August 14, 2007. The New York Court will hear argument on the preliminary injunction motion on August 22, 2007.

A preliminary injunction hearing was held before the Delaware Court on June 11, 2007 with respect to the consolidated Delaware action and the lawsuit brought by the Upper Deck Plaintiffs. In a decision rendered on June 14, 2007, the Delaware Court granted a preliminary injunction in favor of the Delaware plaintiffs, including the Upper Deck Plaintiffs, enjoining Topps from proceeding with the stockholder vote on the existing merger agreement until (i) Topps makes corrective disclosures addressing the problems identified in the decision, and (ii) Upper Deck is released by Topps from its standstill obligations under the confidentiality agreement so that Upper Deck may (A) make an all shares, non-coercive tender offer of $10.75 cash or more per share, on conditions as to financing and antitrust matters no less favorable to Topps than those contained in Upper Deck’s indication of interest to acquire Topps that it most recently submitted to the Company on or before June 14, 2007, and (B) communicate with Topps stockholders about Upper Deck’s version of the relevant facts. The corrective disclosures that the Delaware Court required that Topps make include, among others: (i) that assurances were given by ‘‘Eisner,’’ whom the Delaware Court defined as Tornante and Madison Dearborn, that Topps’ senior management would likely keep their positions; (ii) that there is no evidence that the January 25, 2007 moderate case discounted cash flow (or DCF) analysis was no longer reliable; that this analysis was not shared with any bidders; and that there is no evidence that this analysis was intended as anything other than a good-faith attempt at a valuation of the Company; (iii) that the initial proxy statement is materially misleading by failing to disclose Mr. Shorin’s statement in July 2006 that Topps was not interested in a sale of the Company ‘‘at this time’’ as a ‘‘quick fix,’’ which was a potentially bid-deterring statement to the market; and (iv) facts bearing on Upper Deck’s credibility as a bidder, including: (A) that Upper Deck had sent Topps an expression of interest before the go-shop period under the existing merger agreement; (B) that Upper Deck’s initial April 12, 2007 bid was not subject to a financing contingency; (C) that Upper Deck’s proposal contained a strong ‘‘hell or high water’’ antitrust provision; (D) that Upper Deck had provided to Topps an opinion from what the Delaware Court described as a reputable antitrust expert that there was no material antitrust risk associated with an acquisition of Topps by Upper Deck; (E) that Topps was the winning party in the leading antitrust cases that Upper Deck would cite; (F) that Upper Deck could not commence its antitrust regulatory process because of the standstill provision in its confidentiality agreement with Topps; and (G) that the standstill provision did not allow Upper Deck to commence a tender offer for Topps shares or to respond to any statements made by Topps concerning Upper Deck. A copy of the Delaware Court’s June 14, 2007 opinion is included as Annex A to this supplement.

Given the Delaware Court’s decision to enjoin the special meeting, as previously announced by the Company in a June 18, 2007 press release, at a meeting held on June 15, 2007, our Board unanimously determined to (i) authorize the Company to release Upper Deck from its standstill obligations under its confidentiality agreement so that it may communicate with Topps’ stockholders and make a tender offer in accordance with the Delaware Court’s decision and (ii) postpone the special meeting of stockholders called for the purpose of voting on the existing merger agreement until such time that the meeting could be called in compliance with the Delaware Court’s decision, so that Topps stockholders would have an opportunity to evaluate the transactions contemplated by the existing merger agreement in light of both the additional disclosure and any competing offer from Upper Deck. Topps and the Delaware plaintiffs, including the Upper Deck Plaintiffs, negotiated the terms of an order implementing the Delaware Court’s decision and releasing Upper Deck from its standstill obligations to Topps, which order was entered by the Delaware Court on June 18, 2007.

By virtue of our Board’s decision that is reflected in the order, Upper Deck has been released from its standstill obligations under its confidentiality agreement so that, in accordance with the Delaware Court’s order and decision, it may publicly comment on its negotiations with Topps and make an all cash tender offer to acquire Topps for $10.75 per share and communicate with Topps’ stockholders. On June 25, 2007, Upper Deck filed a Schedule TO with the SEC, in which it commenced its offer to purchase all outstanding shares of Topps common stock for $10.75 per share in cash, subject to a number of conditions set forth in the Schedule TO.

Notwithstanding the pendency of Upper Deck’s tender offer, Topps and Upper Deck are currently negotiating the terms of a possible consensual acquisition of Topps by Upper Deck, with a view toward reaching agreement as to the terms of a transaction that is superior to the Tornante-Madison Dearborn transaction. We note, however, that there can be no assurance that Topps and Upper Deck will reach an agreement as to a superior transaction.

This supplement was prepared by the Company in order to comply with the Delaware Court’s decision and order with respect to the disclosure of certain information relating to the facts surrounding the existing merger agreement and to update Topps stockholders. This supplement, and the initial proxy statement, are being mailed to the stockholders of Topps who are eligible to receive notice of and to vote at the rescheduled special meeting of stockholders of the Company being held for the purpose of voting on the existing merger agreement.

Special Note Concerning Forward Looking Statements

This supplement may contain statements that are not historical facts and are considered ‘‘forward-looking’’ within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of the terms: ‘‘expect(s),’’ ‘‘intend(s),’’ ‘‘may,’’ ‘‘plan(s),’’ ‘‘should,’’ ‘‘could,’’ ‘‘will,’’ ‘‘believe(s),’’ ‘‘anticipate(s),’’ ‘‘estimate(s),’’ or similar terms. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. You are cautioned that these forward-looking statements are subject to a number of risks, uncertainties, or other factors that may cause (and in some cases have caused) actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•	the inability to obtain the required vote for approval of our stockholders in order to consummate the merger;

•	the outcome of any legal proceeding instituted against Topps and/or others in connection with the proposed merger;

•	the failure of the conditions to the consummation of the merger to be satisfied;

•	the termination of the existing merger agreement prior to the consummation of the merger;

•	notwithstanding the fact that there is no financing condition to the merger, the inability of Parent and/or Merger Sub to obtain the financing required to pay the merger consideration and/or to otherwise consummate the merger and the other transactions contemplated by the existing merger agreement;

•	the businesses of Topps suffering as a result of uncertainty surrounding the merger, including, but not limited to, potential difficulties in employee retention, adverse effects on client or customer relationships and disruption of current plans or operations, or, if the existing merger agreement is terminated or the merger otherwise fails to occur, the uncertainties associated with any anticipated, potential or actual subsequent attempt to acquire Topps;

•	the diversion of Topps management’s attention from ongoing business operations;

•	the enactment or imposition of future regulatory or legislative actions that adversely affect Topps or any industry or jurisdiction in which it operates its businesses;

•	the adverse effects of other economic, business and/or competitive factors; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations.

These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. We operate in a continually changing business environment and new factors emerge from time to time. We cannot predict such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations or whether or when the merger will be consummated. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Many of the factors that will determine our future results or whether or when the merger will be consummated are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward−looking statements contained herein, you should not rely on forward−looking statements, which reflect management’s views only as of the date of this supplement.

Additional factors that may affect the future results of Topps are set forth in its filings with the SEC, which are available via the Internet at www.topps.com or www.sec.gov. Topps undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All information contained in this supplement specifically relating to the identity and nature of the business of Parent, Merger Sub, Tornante or Madison Dearborn Partners or any of their respective affiliates, agents or representatives has been supplied by Tornante and Madison Dearborn.

The Special Meeting

Date, Time and Place

In order to permit our stockholders sufficient time to review this supplement and to evaluate the transactions contemplated by the existing merger agreement in light of the additional disclosures herein and any disclosures and/or competing offer from Upper Deck, the special meeting has been rescheduled to be held at the Company’s offices located at One Whitehall Street, New York, New York, on August 30, 2007, at 2:00 P.M. (local time).

Record Date

Only holders of shares of Topps common stock as of the close of business (5:00 p.m., Eastern time) on August 10, 2007, the new record date determined by our Board as the date for determining the stockholders of the Company entitled to vote at the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof. The record date initially established by the Board as the date for determining the stockholders of the Company entitled to notice of and to vote at the special meeting has been changed from the initial record date of May 10, 2007. Accordingly, only holders of record as of the new record date, August 10, 2007, will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

Voting and Revocation of Proxies

Pursuant to the order entered by the Delaware Court, all proxy cards solicited, procured or received by or on behalf of Topps before the date of this supplement were declared null and void, and will not be counted in determining any vote of the Topps stockholders regarding the existing merger agreement. Therefore, if you completed, signed and returned your WHITE proxy card or voted or gave your proxy by telephone or via the internet prior to the date of this supplement, that proxy card, vote or proxy (as the case may be) will not be counted and you will need to complete, sign and return another WHITE proxy card or vote or give your proxy by telephone or via the internet.

Topps stockholders of record may submit proxies by mail. If you wish to submit your proxy by mail, you should mark, date, sign and return the enclosed WHITE proxy card in the envelope furnished with this supplement. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your WHITE proxy card. If you hold your shares beneficially through a broker, bank or nominee, you may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the broker, bank or other nominee. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares.

Proxies received at any time after the date of this supplement and before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your WHITE proxy card without specifying your vote, your shares will be voted ‘‘FOR’’ the approval and adoption of the existing merger agreement and the transactions contemplated thereby (including the merger) and ‘‘FOR’’ the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our Board on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before it is voted by:

•	giving written notice of revocation;

•	executing and returning a new proxy bearing a later date;

•	submitting a proxy by telephone or the Internet at a later date; or

•	attending the special meeting and voting in person.

Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to Andrew J. Gasper, Esq., Corporate Secretary, The Topps Company, Inc., One Whitehall Street, New York, New York 10004. If you appear in person at the special meeting, you must vote in order to revoke your proxy.

Please do not send in your stock certificates with your proxy card.    As described in the initial proxy statement, when the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration payable to you pursuant to the existing merger agreement in respect of your shares of Topps common stock.

If you have questions or requests for assistance in completing and submitting (or resubmitting) your WHITE proxy card, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500
                    or
Toll Free: (800) 322-2885

Background of the Merger

Execution of Tornante-Madison Dearborn Letter of Intent

The initial proxy statement states that the letter of intent, dated January 29, 2007 (to which we refer as the executed letter of intent), among Topps, Tornante and Madison Dearborn with respect to the existing merger agreement was executed by Mr. Feder. As disclosed in the initial proxy statement, Mr. Feder, who is our lead outside independent director, had been appointed by our Board to serve as its lead director for the purpose of negotiating the terms of any definitive agreement with Tornante and Madison Dearborn. The letter of intent was not executed by Mr. Feder but was instead executed by Mr. Shorin, Chairman of our Board and our Chief Executive Officer, on behalf of the Company and at the direction of Mr. Feder.

Assurances Regarding Retention of Management

In the executed letter of intent, as well as in the December 22, 2006 indication of interest that was submitted to the Company by Tornante and Madison Dearborn (as described in the initial proxy statement), Tornante and Madison Dearborn proposed certain material terms of an overall transaction involving an acquisition of Topps. Tornante and Madison Dearborn also stated in those two letters (without solicitation) that their proposal to acquire Topps was, among other things, ‘‘designed to [m]aintain substantially all of [Topps’] existing senior management and key employees.’’ During the negotiation process with Tornante and Madison Dearborn and prior to finalization and approval of the existing merger agreement, Michael Eisner, a principal of Tornante, and other members of the

Tornante-Madison Dearborn team communicated to Messrs. Feder and Greenberg their high regard for Topps’ management and their intent to keep such management largely intact. On the evening of March 5, 2007, after our Board’s approval of the existing merger agreement and prior to its execution by the Company, Mr. Feder arranged a conference call among Mr. Eisner and certain members of Topps’ senior management. The members of Topps management who participated in the call were Chairman and Chief Executive Officer Arthur Shorin, President and Chief Operating Officer Scott Silverstein, Vice President and Chief Financial Officer Catherine Jessup, Vice President and General Manager of Sports and Entertainment Warren Friss, Vice President of Publishing Ira Friedman, Vice President and General Manager of Confectionery Sherry Schultz and Vice President of Administration William O’Connor. During this conference call, Mr. Eisner stated to these members of management that he was pleased with Topps’ management team and provided general assurances that he was not looking to make changes in the overall management of the Company.

Lehman Brothers’ Presentation to the Board of January 25, 2007 and comparison with the Fairness Opinion

Background and Summary Considerations

On January 25, 2007, Lehman Brothers, the Company’s financial advisor, which is an international investment banking firm, made a presentation to our Board (which we refer to as the January Presentation) in which Lehman Brothers concluded that, on a stand-alone basis and according to the information available at that time, it believed the value of Topps’ common stock to be in the $9.25 to $10.25 per share range. After several weeks of additional due diligence, including an adjustment by the Company of its net sales and EBITDA (or earnings before interest, taxes, depreciation and amortization) projections for fiscal years (or FY) 2007 and 2008 and further refinement of Lehman Brothers’ valuation analysis, Lehman Brothers rendered its opinion (which we refer to as the fairness opinion) on March 5, 2007 as to the fairness, from a financial point of view, of the $9.75 per share merger consideration under the Tornante-Madison Dearborn transaction.

The fairness opinion rendered by Lehman Brothers on March 5, 2007 as to the fairness, from a financial point of view, of the $9.75 per share cash merger consideration is consistent with the $9.25 to $10.25 per share range of values of Topps’ common stock identified in the January Presentation.

The January Presentation was not a fairness opinion but was instead part of Lehman Brothers’ preliminary valuation guidance for the Company’s Board of Directors.

Both the fairness opinion and the valuation range in the January Presentation were the result of all the analyses performed as a whole and without attributing any particular weight to any analyses or factor considered. Lehman Brothers believes that the analyses described must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

As set forth in the initial proxy statement, Lehman Brothers performed a DCF analysis, among other analyses, in connection with its fairness opinion. As described in the initial proxy statement, the DCF analysis for purposes of the fairness opinion yielded an implied valuation range of $10.31 to $12.57 per share in the ‘‘management case’’ projections and $8.76 to $10.16 in the ‘‘adjusted case’’ projections. For the January Presentation, Lehman Brothers also performed a DCF analysis, which yielded an implied valuation range of $10.64 to $12.99 per share in the management case and $9.67 to $10.66 in the adjusted case. The differences in the implied valuation ranges associated with the DCF analyses between Lehman Brothers’ January Presentation and the fairness opinion are discussed below.

Analysis of Projected Financials

Both the management case projections and the adjusted case projections predict very significant levels of revenue growth and margin expansion when compared to the historical performance of Topps. As such, both the management case and the adjusted case are characterized by aggressive assumptions that carry a significant amount of risk.

Projections in the management case and in the adjusted case are based on the same operating initiatives—what distinguishes them is the expected impact of such initiatives. Key assumptions underlying the projected financials include the following:

•	Our confectionery business is projected to experience strong revenue growth driven almost entirely by the success of new products including Vertigo and other unspecified products currently in concept development phase;

•	The success of Vertigo is the single most important element of the plan. Vertigo net sales were less than $1.5 million in FY2007. In both the management case and the adjusted case Vertigo is projected to become by FY2010 one of the largest products in our confectionery portfolio, implying one of the most successful product launches in the Company’s history;

•	Our ‘‘base’’ (i.e., excluding new products) confectionery business in the U.S. is projected to stabilize and grow over the projected period, which implies a marked change in the negative growth trend experienced by the business over the last quarters;

•	Strong growth for our entertainment business in both the management case projections and the adjusted case projections is driven by continued projected growth of U.S. sports (the bulk of our entertainment business). Following the reallocation of baseball card market share in FY2007 resulting from changes to the licensing structure in the U.S., future growth relies on a yet unproven reversal of the market decline of the last decade; and

•	The successful turnaround of our WizKids unit is assumed both in the management case projections and the adjusted case projections. Following the significant sales decline in FY2007, revenues for our WizKids business are projected to grow at a CAGR (or compounded annual growth rate) of approximately 20% over the projected period, accompanied by a marked increase in profitability.

In February 2007, Topps management revised its projections for FY2007 and FY2008 as follows:

•	The reduction of projected net sales from $325.2 million to $323.8 million for FY2007 and from $344.9 million to $343.1 million in the management case projections for FY2008 and from $335.5 million to $332.2 million in the adjusted case projections for FY2008;

•	The reduction of projected EBITDA from $21.7 million to $20.4 million for FY2007 and from $29.6 million to $29.4 million in the management case projections for FY2008 and from $25.9 million to $25.7 million in the adjusted case projections for FY2008;

•	Changes to FY2007 driven by lower-than-expected sales of U.S. confectionery products and shifting of entertainment volumes from the fourth quarter of FY2007 to FY2008, largely offset by one-off inventory sales to a new Canadian distributor, a reduction in projected bonus expense stemming from lower earnings projections and more favorable projections for depreciation and interest income; and

•	Changes to FY2008 driven by softer-than-expected performance of our base U.S. confectionery business and slower-than-expected revenue build-up of Vertigo, partially compensated by a shift of entertainment volumes from the fourth quarter of FY2007, a shift of confectionery advertising and promotion spending and a decrease in entertainment product cost in Europe.

Management’s revision of FY2007 and FY2008 projections, though modest in terms of net impact, reflects a revision of certain key assumptions. The most significant changes include:

•	The continued decline and market share erosion of our core U.S. confectionery business, the stabilization and turnaround of which are central to the management case projections and to the adjusted case projections; and

•	The slower build-up of U.S. Vertigo revenues related to a slower-than-expected intake of the product by key retailers for a resulting 10% plus reduction of projected FY2008 revenues.

Although Topps’ management reiterated its confidence in the ability to meet projected financials, Lehman Brothers concluded that the revision of some of the key assumptions increased the risk profile of projected revenue and earnings estimates for the outer years. The fairness opinion takes such changes into account.

Discussion of Specific Differences—Discounted Cash Flow Analysis

Range of Discount Rates—Discounted Cash Flow Analysis

The range of discount rates in the fairness opinion for the management case projections is 12.0% to 16.0%, which compares to a range of 11.5% to 15.5% in the January Presentation. For the adjusted case projections, the range of discount rates in the fairness opinion is 11.5% to 13.5%, which compares to a range of 11.0% to 12.0% in the January Presentation. The increase in the range of discount rates from the January Presentation to the fairness opinion resulted in a lower range of values for the Company based on Lehman Brothers’ DCF analysis.

Lehman Brothers’ increase in the range of discount rates in the fairness opinion from the January Presentation reflects its view of the perceived increased risk inherent in the management projections. The rationale for the differences can be explained as follows:

•	The lower end of the range was increased by 0.5% both in the management case projections and the adjusted case projections to reflect the discussed perceived additional risks inherent in the projections; and

•	The range of discount rates for the adjusted case projections was increased to include four 0.5% intervals in order to better capture the sensitivity of value to the assessment of risk inherent in management’s projections. Lehman Brothers deemed it appropriate to better capture sensitivity of value to perceived risk by expanding the range of discount rates in its fairness opinion.

The estimated current cost of capital of the Company is based on historical volatility (i.e., historical perceived risk), and was estimated as 11.6% in the January Presentation. In the January Presentation, the 11.6% estimated cost of capital was used as approximately the mid-point of the range of discount rates of 11.0% to 12.0% for the adjusted case projections. In the fairness opinion, on the other hand, the 11.6% estimated cost of capital was used as approximately the lower-end of the range of discount rates of 11.5% to 13.5% for the adjusted case projections in order to reflect the very significant levels of predicted revenue and earnings growth in both the management case and the adjusted case when compared to the historical financial results of the Company as well as the greater perceived risk in the projected financials resulting from the Company’s revision of its FY2007 and FY2008 estimates. Lehman Brothers believed that discount rates to assess value on the basis of management projections should be above the estimated current cost of capital of the Company, as the latter did not adequately reflect the risk inherent in the projected financials both in the management case projections and the adjusted case projections, particularly from the Company’s revision of its FY2007 and FY2008 estimates.

Length of Projections—Discounted Cash Flow Analysis

Lehman Brothers used three years of management projections with the addition of two years of projections prepared by Lehman Brothers and not by the Company in the January Presentation and three years of management projections in the fairness opinion. The FY2006-FY2010 financial information disclosed in the initial proxy statement contains only three years of projections relevant to Lehman Brothers’ DCF analysis. The Company’s FY07 period ended on March 3, 2007, and for purposes of Lehman Brothers’ DCF analysis was an historical period. Therefore, the only projected financial statements of management which are disclosed in the initial proxy statement and which Lehman Brothers relied on for the purpose of its DCF analysis are those for FY2008 to FY2010 (i.e., three years).

In the January Presentation, Lehman Brothers performed its analyses on the basis of five years of projections, which included three years of projections as per the management plan (from FY2008 to

FY2010) and two years of additional projections based on Lehman Brothers’ estimates. The additional two years of projections used in the January Presentation (FY2011 and FY2012) are not based on management’s planned initiatives but are the result of assumptions made by Lehman Brothers at the time of the January Presentation. On the other hand, projections underlying the analyses of the fairness opinion are entirely based on management views as to the outcome of planned operating initiatives for the projected years. Use of the three year projections would, assuming all other variables remained the same (which did not occur here), result in the terminal value component of the DCF analysis having a greater weight in the valuation than if the five year projection had been used.

Range of EV/EBITDA Exit Multiples—Discounted Cash Flow Analysis

The range of the ratio of the Company’s enterprise value (or EV) to EBITDA (which ratio we refer to as EV/EBITDA) in the fairness opinion is 8.5x to 10.0x, which compares to a range of 9.0x to 10.0x in the January Presentation. The change in the range of EV/EBITDA exit multiples from the January Presentation to the fairness opinion (together with the decrease in the number of years of projections from five to three and management’s revisions of its EBITDA estimates for FY2007 and FY2008) resulted in a lower indicated value for the DCF analysis.

Lehman Brothers’ modification of the range of EV/EBITDA exit multiples from the January Presentation reflects its desire to reconcile the range of exit multiples with Lehman Brothers’ observations, based on additional due diligence and analysis after the January Presentation, that EV/EBITDA multiples for the comparable transaction analysis better reflect the value of our entertainment business than the range of comparable companies.

As discussed in the initial proxy statement, the upper end of the exit multiple range corresponds to the average of the weighted average of the median EV/EBITDA from the comparable company analysis, to account for the fact that the set of comparable companies for the confectionery and for the entertainment business of Topps include companies which are larger, more profitable and characterized by stronger brands than the confectionery and entertainment businesses of Topps and should thus be valued at a premium to the Company.

In the January Presentation, the lower end of the range was chosen to reflect a 10% discount to the upper end of the range, resulting in a 9.0x-10.0x EV/EBITDA exit multiple range. In the fairness opinion, it was observed that the range of EV/EBITDA multiples from the comparable transaction analysis provides a better sense of the value of our entertainment business than the range of EV/EBITDA multiples from the comparable company analysis. The mid-point of the selected EV/EBITDA range in the fairness opinion was thus chosen to reflect the weighted average of the median of the comparable company analysis for the confectionery business and of the median for the comparable transaction analysis for the entertainment business, or 9.25x. The resulting EV/EBITDA exit multiple range in the fairness opinion was therefore 8.5x-10.0x.

In the DCF analysis prepared for the fairness opinion, the terminal value (calculated based on the cash flow projections and the range of EV/EBITDA multiples) accounts for 86.6% to 88.7% of total EV in the management case projections and 85.7% to 87.8% in the adjusted case projections. In the DCF of the January Presentation, the terminal value accounts for 76.6% to 79.5% of total EV in the management case projections and 77.3% to 79.3% in the adjusted case projections.

Notwithstanding the detailed discussion set forth above of certain differences between the DCF analysis in Lehman Brothers’ January Presentation and its fairness opinion, the DCF analysis was only one of several analyses that Lehman Brothers performed in arriving at its fairness opinion. Lehman Brothers believes that the analyses it performed must be considered as a whole and that selecting any portion of its analyses, including the DCF analysis, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

From time to time, Lehman Brothers has represented Madison Dearborn, including, among others, advising Madison Dearborn in connection with its recent purchase of CDW Corporation and, within the past three years, its acquisitions of Intelsat and Team Health.

Possible Perception that Topps was Not for Sale

As noted in the initial proxy statement, during the second proxy contest waged by Pembridge Value Opportunity Fund, LP, or Pembridge, from January 2006 to July 2006, we believed that there was a general belief in the marketplace that the Company would have been willing to entertain acquisition proposals. On May 15, 2006 and June 1, 2006, the Company received two separate unsolicited indications of interest to acquire Topps from companies identified in the initial proxy statement as Bidder A and Bidder B, respectively, but neither of these indications of interest resulted in a definitive agreement. In addition, as disclosed in the initial proxy statement, commencing in early June 2006, the Company had been in discussions with representatives of Tornante and Madison Dearborn, including Mr. Eisner, relating to a possible acquisition of the Company.

On July 24, 2006, the date of Tornante’s confidentiality agreement with the Company (with Madison Dearborn’s confidentiality being dated July 17, 2006), in connection with the second proxy contest, Mr. Shorin wrote a letter to Topps’ stockholders, which was filed with the SEC, in which he indicated that our Board and management were committed to the Company’s then pending restructuring efforts and that our Board was convinced that ‘‘attempting a quick fix sale of the Company at [that] time [would have] lead to a poor result—inadequate offers, a harmful waste of time and a disrupted Topps organization—when a focus on operations [was] needed most.’’ This communication may have created the perception in the marketplace that the Company was not willing at that time to entertain acquisition proposals.

Advisory Services by Allen & Company LLC to a Group Led by the CEO of Madison Dearborn

On April 2, 2007, after the Company negotiated and entered into the existing merger agreement, Tribune Company publicly announced its intention to sell the Chicago Cubs baseball team after the 2007 Major League Baseball season. A group of investors (to whom we refer as the Canning Group) led by John Canning, the Chief Executive Officer of Madison Dearborn, has expressed interest in purchasing the Cubs team. As disclosed in the initial proxy statement, Mr. Greenberg is employed by the investment banking firm Allen & Company (to which we refer as Allen & Company). On April 3, 2007, Mr. Canning contacted Mr. Greenberg and indicated that the Canning Group was interested in acquiring the Chicago Cubs and that he wanted to recommend to the Canning Group that they retain Allen & Company as its financial advisor in connection with the potential transaction. Mr. Greenberg explained to Mr. Canning that, at that time, Allen & Company was being considered by Tribune Company to serve as its financial advisor in connection with the sale and that, if Allen & Company was not retained by Tribune Company, it would be willing to serve as the Canning Group’s financial advisor.

After an interview process involving Allen & Company and other investment banking firms, during the May 26, 2007 weekend, Mr. Greenberg received a telephone call from a representative of Tribune Company informing him that Allen & Company would not be retained as its financial advisor in connection with the sale of the Chicago Cubs. Mr. Canning and Mr. Greenberg then spoke on June 4, 2007 regarding the possible engagement of Allen & Company by the Canning Group to serve as its financial advisor with respect to the Canning Group’s potential acquisition of the Cubs team. During this conversation, Mr. Canning invited Mr. Greenberg and his colleague to Chicago to meet with members of the Canning Group and discuss the possible retention of Allen & Company.

On June 26, 2007, Mr. Greenberg and his colleague had a dinner meeting in Chicago with Mr. Canning and other members of the Canning Group. Shortly after this meeting, the Canning Group informed Mr. Greenberg that it would retain Allen & Company as its financial advisor and formally retained Allen & Company on July 5, 2007. Mr. Greenberg is leading the Allen & Company team that is advising the Canning Group with respect to its possible acquisition of the Cubs. Mr. Greenberg intends to recuse himself from Board actions relating to Madison Dearborn.

In addition, Mr. Greenberg, as part of an Allen & Company team of advisors, previously advised the Board of Directors of the Milwaukee Brewers baseball team in connection with the sale of the team in January 2005. At the time of the sale of the Brewers, Mr. Canning had an ownership interest in the team, which he retained after the sale of the team, and served as trustee of a trust through which family members of Allan H. (Bud) Selig, the Commissioner of Major League Baseball, owned their interests in the team.

Indications of Interest by Upper Deck

The initial proxy statement notes that soon after the conclusion of the attempted sale of our confectionery business in 2005, an investment bank (CIBC World Markets Corp., or CIBC) representing Upper Deck approached Lehman Brothers relating to Upper Deck’s possible acquisition of our entertainment business or the Company as a whole. CIBC had contacted Lehman Brothers during the process of the attempted sale of our confectionery business, not after the process had been concluded. According to Lehman Brothers, CIBC had indicated that a proposal from Upper Deck was forthcoming but, after a couple of initial conversations, CIBC failed to return Lehman Brothers’ follow-up telephone calls. However, Upper Deck disputes these facts, as indicated in its Schedule TO, filed with the SEC on June 25, 2007. Nonetheless, discussions relating to a possible Upper Deck-Topps transaction in 2005 did not progress past the preliminary stage.

Upper Deck or its representatives also contacted Topps with respect to a potential transaction involving the two companies in 1998 and 1999, many years prior to when CIBC contacted Lehman Brothers during the attempted sale of our confectionery business. On June 4, 1998, a senior executive of a large Japanese toy company that purported to then own 50% of Upper Deck sent a letter to Mr. Shorin in which the executive suggested that Upper Deck and Topps merge or consolidate their respective operations. Mr. Shorin informed the executive that Topps was not interested in any such transaction at that time. By letter dated March 25, 1999, Richard McWilliam, then Chairman and Chief Executive Officer and the current President of Upper Deck, notified Mr. Shorin of Upper Deck’s interest in acquiring Topps’ Collectible Picture Products Division (what is currently referred to as Topps’ U.S. entertainment business) for an unspecified price. After trading a number of telephone messages, Mr. Shorin contacted Mr. McWilliam by telephone on April 6, 1999 and informed him that he was in the process of polling our Board as to their thoughts regarding Upper Deck’s indication of interest and that, based on his discussions with the directors he had contacted as of the time of that telephone conversation, there was no interest in divesting the Topps’ Collectible Picture Products Division. The next day, in a letter to Mr. McWilliam, Mr. Shorin confirmed that Topps was not interested in the transaction proposed by Upper Deck.

On August 5, 1999, Mr. McWilliam sent another letter to Mr. Shorin in which, without indicating a price, he further expressed that Upper Deck was interested in acquiring Topps’ Collectible Picture Products Division or the Company as a whole. In a letter dated August 16, 1999, Mr. Shorin informed Mr. McWilliam that Topps was still not interested in the proposed transaction. On September 14, 1999, Mr. McWilliam wrote a letter to Mr. Shorin in which he acknowledged receipt of Mr. Shorin’s responses to his prior correspondence. In this letter, Mr. McWilliam referred to ‘‘rumors’’ Upper Deck had heard indicating that Topps was for sale at that time and, without stating a price, reiterated Upper Deck’s interest in acquiring Topps or its Collectible Picture Products Division. Having not received a response to his September 14, 1999 letter, Mr. McWilliam sent another letter to Mr. Shorin on September 23, 1999 (to which he attached the September 14, 1999 letter) and once again expressed Upper Deck’s interest in an acquisition. By letter dated September 29, 1999, Mr. Shorin responded to Mr. McWilliam’s two prior letters and again informed him that Topps was not interested in a sale transaction. Mr. McWilliam then sent a letter to Mr. Shorin on September 30, 1999 in which he acknowledged that Topps was not interested in a sale transaction and invited Topps to contact Upper Deck in the event that our Board later determined to sell the Company.

Upper Deck contends that, in 2003 and 2004, it had made further written indications of interests to acquire Topps. Topps disagrees with this assertion and has no record of such written indications having been made.

On February 20, 2007, Upper Deck, through its legal counsel, sent a letter to Timothy Brog, who is a director of the Company identified in the initial proxy statement as an objecting director and is a principal of Pembridge, in which Upper Deck extended an unsolicited indication of interest to acquire

Topps for an unspecified price. Because Mr. Brog had been on vacation and was also ill upon his return, he did not forward this letter to Messrs. Feder and Greenberg and Arnaud Ajdler (another objecting director), the three of whom were then serving with Mr. Brog on an ad hoc committee of our Board that is identified in the initial proxy statement as the second committee, until March 1, 2007, four days prior to the execution of the existing merger agreement. The members of the second committee considered Upper Deck’s indication of interest and determined that, because Topps had already contractually granted exclusivity to Tornante and Madison Dearborn for the purpose of attempting to negotiate a definitive agreement with them (i.e., the existing merger agreement), the Company could not engage Upper Deck in negotiating the terms of a possible acquisition at that time. Given the substantial progress that had been made with Tornante and Madison Dearborn at that time, we decided to move forward with executing the existing merger agreement (which occurred on March 5, 2007) and then approaching Upper Deck during the go-shop period that would follow such execution.

As disclosed in the initial proxy statement, Lehman Brothers contacted Upper Deck on March 6, 2007, the first day of the 40-day go-shop period contemplated by the existing merger agreement. After some preliminary discussions with representatives of Upper Deck and its execution of the confidentiality agreement and commencement of a due diligence review of Topps, on April 12, 2007, Upper Deck submitted an indication of interest in acquiring Topps for $10.75 per share in cash. As noted in the initial proxy statement, our Board had several reservations about Upper Deck’s proposal, which included a draft merger agreement that was based on the existing merger agreement. On April 16, 2007, our Board met to review Upper Deck’s April 12 indication of interest and to determine whether such proposal warranted declaring that Upper Deck was an ‘‘Excluded Party’’ under the existing merger agreement, which would have permitted the Company to engage in negotiations with Upper Deck relating to its proposal after the expiration of the go-shop period.

As noted in the initial proxy statement, our Board did not declare Upper Deck to be an Excluded Party under the existing merger agreement. The Delaware Court found that the description of our Board’s reasons for not declaring Upper Deck to be an Excluded Party was materially misleading because it failed to include the following information:

•	neither Upper Deck’s initial offer nor its subsequent offer included a financing condition;

•	Upper Deck was willing to pay the same reverse break-up fee as was agreed in the existing merger agreement;

•	many of the conditions described in CIBC’s ‘‘highly confident’’ letter related to CIBC’s desire to examine information that Topps was, at the time, unwilling to provide to Upper Deck or CIBC;

•	in Upper Deck’s revised unsolicited proposal that it submitted after the close of the go-shop period, Upper Deck agreed to what the Delaware Court characterized as a strong ‘‘hell or high water’’ antitrust provision in which Upper Deck agreed, subject to certain exceptions described below, to divest itself of any and all assets necessary to obtain regulatory approval; and

•	Upper Deck presented Topps with an opinion from what the Delaware Court described as a reputable antitrust expert opining that there was no material antitrust risk.

Our Board did not declare Upper Deck to be an Excluded Party primarily for the following reasons:

•	the complete absence of any information as to whether Upper Deck could finance its proposed acquisition, despite the Company’s repeated attempts to confirm such financing in the days leading up to the expiration of the go-shop period — although on April 26, 2007, ten days after our Board’s determination, Upper Deck’s counsel sent a letter to Lehman Brothers indicating that Upper Deck was then ‘‘in the process of preparing to provide [Lehman Brothers] with a financing package in connection with its proposed acquisition of [Topps],’’ such information has not yet been provided or made available to Lehman Brothers (or any other representative of Topps) by Upper Deck;

•	the risk that the transaction could be substantially delayed or prevented from being consummated due to the failure of all required regulatory approvals being obtained and Upper Deck’s stated unwillingness to sufficiently assume, in our Board’s view, the risk of such a failure as demonstrated by, among other things, Upper Deck’s deletion of the entire covenant (which is contained in the existing merger agreement) that would have required Upper Deck to sell assets or hold them separately in order to obtain any antitrust regulatory approval that would be required to be obtained in connection with the transaction (which covenant is often referred to as a hell or high water provision)—in connection with its subsequent proposal, Upper Deck provided to Topps a letter from what the Delaware Court described as a reputable antitrust expert, who indicated in the letter that, based on a number of assumptions set forth in the letter, in his view, an acquisition of Topps by Upper Deck presented no material antitrust risk; and

•	Upper Deck’s proposed $12 million cap on its liability if it breached any definitive merger agreement entered into with Topps (including a breach by reason of Upper Deck’s failure to obtain financing), which amount (although the same as the amount set forth in the existing merger agreement) our Board determined (i) was insufficient given the fact that Upper Deck is a strategic buyer, and not a financial buyer (like Tornante and Madison Dearborn), (ii) effectively represented a $12 million option in favor of Upper Deck to acquire the Company and (iii) would not have covered the termination fee and expense reimbursement (up to $16.5 million in the aggregate) that would have been payable to Parent (i.e., Tornante and Madison Dearborn) if Topps terminated the existing merger agreement in order to enter into a definitive merger agreement with Upper Deck.

The draft merger agreement submitted by Upper Deck with its April 12 indication of interest also included a condition to closing (which is often referred to as a due diligence out) requiring that Upper Deck receive certain competitively sensitive information that it had requested but that Topps was unwilling to provide until negotiations with Upper Deck had meaningfully progressed, as well as Upper Deck’s satisfaction (in its sole discretion) with the substance and results of such information. Upper Deck did indicate that it would consider possibly deleting this condition prior to signing a definitive agreement with Topps if it was given access to the requested information.

As previously disclosed by the Company, on May 21, 2007 (the date on which the initial proxy statement was filed with the SEC and mailed to our stockholders), the Company received an unsolicited indication of interest from Upper Deck to acquire Topps for a price of $10.75 per share in cash. Upper Deck’s May 21 indication of interest was very similar to the one that it had submitted on April 12, except that (among other things): (i) the draft merger agreement submitted with the indication of interest contained a covenant (which was a modified version of the hell or high water provision in the existing merger agreement) that would require Upper Deck to sell or hold separately certain of its assets and/or Topps’ assets (upon or after acquiring Topps) in order to obtain any required antitrust regulatory approvals relating to the transaction; and (ii) it was accompanied by a ‘‘highly confident’’ letter from CIBC that our Board considered to be highly conditional. Under Upper Deck’s proposed hell or high water covenant, in order to obtain any required antitrust regulatory approval, Upper Deck and/or Topps (upon or after completion of the acquisition) would be required to sell assets or hold them separately, except that neither Upper Deck, Topps (as a subsidiary of Upper Deck) nor ‘‘any Affiliate thereof would be required to sell or otherwise dispose of, or hold separate pending such disposition, or refrain from exploiting any of its or their Subsidiaries’ Intellectual Property.’’ Within the context of this limitation, which is not contained in the existing merger agreement, Upper Deck then proposed that ‘‘Intellectual Property’’ be defined as follows:

‘‘[All] United States and non-U.S. copyrights, whether registered or unregistered, and pending applications to register same, for or pertaining to any property or any part thereof; United States, state and non-U.S. trademarks, service marks, trade names, designs, logos, slogans and general intangibles of like nature for or pertaining to any property, whether registered or unregistered, and pending registrations and applications to register the foregoing, together with all goodwill symbolized by the foregoing; all Internet domain names, whether active or inactive, registered or under pending registration, with any top-level domain, owned or controlled by [Upper Deck] or [Topps]; all United States and non-U.S. patents and any applications [therefor] whether or not pending.’’

Upper Deck also separately informed Topps that, in the event that any antitrust regulator or any sports league or players association with which both Topps and Upper Deck have a license required that such license be amended or divested in connection with their approval of the transaction, Upper Deck would agree to such amendment or divestiture of one of such licenses, with the license to be amended or divested to be selected by Upper Deck in its sole discretion (which undertaking by Upper Deck we refer to as the initial sports license undertaking).

The highly confident letter (which was not a commitment to provide financing) contained a number of conditions, including the completion of CIBC’s due diligence review of both Upper Deck and Topps, internal bank approvals, the absence of any material adverse change to the business or prospects of Upper Deck or Topps, the receipt of all third party consents, the absence of certain pending litigation and the receipt of certain solvency and other opinions. Many of these conditions are absent from the financing commitments relating to the Tornante-Madison Dearborn transaction. In addition, the other material issues identified by our Board as the primary reasons for not declaring Upper Deck to be an Excluded Party under the existing merger agreement were also present in Upper Deck’s May 21 indication of interest.

On May 23, 2007, as previously disclosed by the Company, Tornante and Madison Dearborn granted Topps a waiver under the existing merger agreement to permit the Company and its representatives to engage in discussions and negotiations with Upper Deck with respect to its May 21 indication of interest. Representatives of Topps have since been in discussions with representatives of Upper Deck, CIBC and Upper Deck’s legal counsel.

On May 29, 2007, senior management of Upper Deck and representatives of CIBC attended an all day meeting with senior management of Topps and representatives of Lehman Brothers and Topps’ legal counsel at which Topps’ management made presentations relating to the domestic and international confectionery and entertainment businesses of Topps. On this day, Topps also made available to the Upper Deck team for its review, both electronically and in a physical data room, much of the due diligence information and materials that had previously been requested by Upper Deck but was withheld by Topps. On May 30, 2007 and May 31, 2007, Topps’ and Upper Deck’s respective senior management and their respective financial and legal advisors continued to have telephone conferences in which members of the Upper Deck team were given the opportunity to pose follow-up and other questions to Topps’ management and representatives relating to their due diligence review of Topps.

On June 4, 2007, the day the Upper Deck Plaintiffs filed a motion to file their complaint under seal with the Delaware Court, CIBC executed a confidentiality agreement with the Company, which was amended on June 8, 2007, pursuant to which Topps made available only to CIBC and its counsel all of the highly sensitive competitive information (other than information relating to the contribution margin of our entertainment products on a per product basis, which was provided on a per sport basis) that had not previously been made available to the Upper Deck team. CIBC and its counsel reviewed all of this information in the offices of Topps’ counsel over several days. The information was made available to CIBC and its counsel in an effort by Topps to put CIBC in a position where it could provide committed financing for Upper Deck’s proposed acquisition of Topps because CIBC had repeatedly informed Topps and its advisors that CIBC was unable to provide such financing unless and until it had reviewed this highly sensitive information.

On June 16, 2007, two days after the Delaware Court issued its decision enjoining the special meeting, Upper Deck’s counsel delivered to Topps’ counsel a debt financing commitment letter, dated June 15, 2007, that was executed by CIBC (which we refer to as the initial CIBC commitment letter). In the following days representatives of Topps negotiated with representatives of CIBC and Upper Deck certain changes to the initial CIBC commitment letter in an effort to address the issues therein identified by Topps, all of which issues related to the certainty of the financing being funded in the event that Upper Deck and Topps consummated a transaction.

Promptly following the June 14, 2007 opinion of the Delaware Court, Topps and the Delaware plaintiffs, including the Upper Deck Plaintiffs, agreed upon and submitted to the Delaware Court an order that permits Upper Deck to make a tender offer to acquire Topps in accordance with the Delaware Court’s opinion. On June 18, 2007, the Delaware Court entered the order. In connection with Upper Deck’s commencement of its tender offer, Upper Deck may also commence the process for obtaining antitrust regulatory approval for an acquisition of Topps under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the HSR Act), which Upper Deck could not have done in the absence of an agreement with Topps or the commencement of a tender offer, which was not permitted under Upper Deck’s standstill obligations pursuant to the confidentiality agreement.

On June 20, 2007, Upper Deck sent a revised acquisition proposal to Topps’ counsel. The revised proposal was similar to Upper Deck’s May 21 proposal, except that (among other things) the proposal, as refined pursuant to a subsequent conversation among the parties’ counsel, contemplated: (i) as requested by Topps, a termination fee in the amount of $28.5 million payable by Upper Deck in the event that it breaches its obligations under a definitive merger agreement in such a manner as to give Topps the right to terminate such agreement; (ii) as opposed to the $56.5 million fee requested by Topps, a $28.5 million termination fee payable by Upper Deck in the event that, as of the ‘‘Outside Date’’ (which, similar to the existing merger agreement, is proposed by Upper Deck to be nine months after the date of any definitive merger agreement with Topps), U.S. antitrust regulatory approvals are not obtained and either Topps or Upper Deck terminates the agreement (provided that Topps did not breach its covenant under the agreement relating to the efforts that it must undertake to facilitate the consummation of the transaction); (iii) substantial revisions to the post-merger employee benefits covenant that, as proposed, would require Upper Deck to provide post-closing compensation and employee benefits to Topps’ employees based on their compensation and benefits levels at March 4, 2007 (the day before to the existing merger agreement was executed), rather than at the time of closing (as provided in the existing merger agreement); (iv) an expansion of the previously proposed limitation on the obligation of Upper Deck, Topps (as a subsidiary of Upper Deck) and their respective affiliates and subsidiaries to sell, hold separately or refrain from exploiting assets in order to obtain antitrust regulatory approvals to also cover any ‘‘related entity’’ of Upper Deck, Topps (as a subsidiary of Upper Deck) and their respective affiliates and subsidiaries; and (v) an expanded definition of the ‘‘Intellectual Property’’ that neither Upper Deck, Topps (as a subsidiary of Upper Deck) nor their respective affiliates and subsidiaries ‘‘and/or [any] related entity thereof’’ would have to sell, hold separately or refrain from exploiting in order to obtain antitrust regulatory approvals. Upper Deck proposed that the definition of ‘‘Intellectual Property’’ be expanded to read as follows (with deleted text in curved brackets and italicized and new text in bold and underlined font):

‘‘[All] United States and non-U.S. copyrights, whether registered or unregistered, and pending applications to register same, for or pertaining to any property, idea or any {part} expression thereof; United States, state and non-U.S. trademarks, service marks, trade names, designs, logos, slogans and general intangibles of like nature for or pertaining to any property, service or design, whether registered or unregistered, and pending registrations and applications to register the foregoing, together with all goodwill symbolized by the foregoing; all Internet domain names, whether active or inactive, registered or under pending registration, with any top-level domain, owned or controlled by [Upper Deck] {or}, [Topps] or any Affiliate thereof; all United States and non-U.S. patents and any applications [therefor] whether or not pending, issued, filed or expired; U.S. and non-U.S. industrial designs and any applications [therefor], whether pending, issued, filed or expired; and any trade secrets owned and/or controlled by [Upper Deck], [Topps] or any Affiliate thereof.’’

On June 22, 2007, Topps counsel sent a letter to Upper Deck’s counsel detailing the significant issues raised by Upper Deck’s then pending acquisition proposal, including (among other things) the remaining antitrust regulatory concerns and the fact that Upper Deck’s proposed roll-back of the compensation and benefits of Topps’ employees could result in a significant number of employee defections which, whether or not a transaction is consummated with Upper Deck, would likely leave Topps in a precarious condition. In the June 22 letter, Topps’ counsel explained that, given the disagreement among the parties as to the nature of the antitrust regulatory risk associated with a transaction between Upper Deck and Topps and the parties’ inability to agree upon the appropriate quantification of such risk, Upper Deck’s tender offer would provide a ‘‘a clear path in a very short period of time to visibility on this issue’’ because of the shortened (15-day) initial antitrust regulatory review period under the HSR Act in the context of a tender offer. Topps’ counsel further explained that the parties should continue to negotiate the terms of a consensual transaction during the pendency of this initial review period, after which the antitrust risk would be revisited in light of the results of the review.

Within an hour prior to sending the June 22 letter, Topps’ counsel received from CIBC’s counsel a revised version of CIBC’s financing commitment letter (which we refer to as the revised CIBC commitment letter). The revised CIBC commitment letter, which Topps’ counsel has confirmed to Upper Deck’s counsel addressed all of the issues raised by Topps with respect to the initial CIBC commitment letter, contemplates a financing of 100% of the aggregate purchase price proposed to be paid by Upper Deck by a $245 million first priority senior secured term loan facility and a $140 million second priority secured term loan facility. The revised CIBC commitment letter also provides for a $50 million first priority senior secured revolving credit facility that would not be drawn at the closing of the transaction. CIBC’s financing commitment under the revised CIBC commitment letter is subject to certain conditions, including the following:

•	the negotiation, preparation, execution and delivery of definitive documentation with respect to the CIBC debt financing by all of the parties thereto, which documentation must be in form and substance reasonably satisfactory to the lead arranger of the debt financing;

•	the absence of any events, changes, effects, developments, conditions or occurrences since February 28, 2007 (the date of Topps’ most recent audited financial statements) that constitute a Company material adverse effect (which is defined substantially the same as set forth in the existing merger agreement);

•	the lead arranger’s review and reasonable satisfaction with the final terms of the definitive merger agreement between Topps and Upper Deck;

•	the consummation of the transactions contemplated by the Upper Deck merger agreement in accordance with the provisions of such merger agreement simultaneously with the initial funding of the debt financing, without giving effect to any amendments, modifications or waivers that are not approved by the lenders under the financing;

•	the approval of the Upper Deck acquisition of Topps by our Board;

•	the possession of at least $75 million of cash on hand among Topps and its subsidiaries and the Upper Deck borrowers and their respective specified subsidiaries;

•	the lead arranger’s receipt of certain audited, unaudited and pro forma financial statements, including certain projections;

•	the payment in full of all fees and expenses payable to the lead arranger and the lenders on or prior to the consummation of the debt financing;

•	the satisfaction of all conditions to closing set forth in a definitive merger agreement between Topps and Upper Deck;

•	the execution of customary pledges in favor of the lenders; and

•	after giving effect to the acquisition of Topps and the CIBC debt financing, the Upper Deck borrowers and the other relevant Upper Deck entities (including Topps and its subsidiaries) may not have any outstanding indebtedness for borrowed money other than (i) up to $2.5 million in capital lease obligations and (ii) up to $4 million in other indebtedness.

On June 29, 2007, Topps sent a revised draft of Upper Deck’s most recently proposed merger agreement to Upper Deck’s counsel. The revised merger agreement contemplated, among other things: (i) a $56.5 million termination fee payable by Upper Deck in the event that, as of the ‘‘Outside

Date’’ under the merger agreement, U.S. antitrust regulatory approvals are not obtained and either Topps or Upper Deck terminates the agreement (provided that Topps did not breach its covenant under the agreement relating to the efforts that it must undertake to facilitate the consummation of the transaction); (ii) a representation by Upper Deck with respect to its most recent audited and unaudited financial statements; (iii) revisions to the post-merger employee benefits covenant that made this covenant identical to the one contained in the existing merger agreement; (iv) the inclusion of the initial sports license undertaking proposed by Upper Deck; (v) a slight modification to Upper Deck’s previously proposed limitation on the obligation of Upper Deck, Topps (as a subsidiary of Upper Deck) and their respective affiliates and subsidiaries to sell, hold separately or refrain from exploiting assets in order to obtain antitrust regulatory approvals so that this limitation would not cover any ‘‘related entity’’ of Upper Deck, Topps (as a subsidiary of Upper Deck) and their respective affiliates and subsidiaries; and (vi) a change to the definition of the ‘‘Intellectual Property’’ that neither Upper Deck, Topps (as a subsidiary of Upper Deck) nor their respective affiliates and subsidiaries would have to sell, hold separately or refrain from exploiting in order to obtain antitrust regulatory approvals so that such definition would not include the Intellectual Property of any ‘‘related entity’’ of Upper Deck, Topps (as a subsidiary of Upper Deck) and their respective affiliates and subsidiaries.

On July 5, 2007, counsel to Topps and Upper Deck, respectively, had a conference call during which they discussed the modifications contained in Topps’ June 29, 2007 draft of the Upper Deck merger agreement. The parties were able to resolve many open issues that separated them. Given that Upper Deck had commenced its tender offer discussed below and, prior to the conference call, had filed its Notification and Report Form relating to the tender offer with the Federal Trade Commission (or the FTC) and the Department of Justice (or the DOJ), which commenced the initial 15-day antitrust review period under the HSR Act, during the discussion, counsel agreed to table issues related to the antitrust related breakup fee until the expiration of such review period. During this conversation, Upper Deck’s counsel clarified that the initial sports license undertaking would apply only where an antitrust regulatory authority (i.e., not a sports league or players association) requires divestiture or amendment of any applicable license agreement (which modified undertaking we refer to as the revised sports license undertaking).

On July 11, 2007, Topps’ counsel sent a revised draft of the merger agreement to Upper Deck’s counsel. The revisions to the merger agreement were intended to address the comments and issues discussed with Upper Deck’s counsel during the July 5, 2007 conference call and contemplated, among other things: (i) the revised sports license undertaking; and (ii) a covenant prohibiting Topps from adding ‘‘Eligible Employees’’ under the Company’s Special Severance Plan that was authorized by our Board on May 7, 2007.

Upper Deck’s Tender Offer

On June 25, 2007, Upper Deck and its affiliate filed a Schedule TO with the SEC, in which they commenced their offer to purchase all outstanding shares of Topps common stock for $10.75 per share in cash, subject to a number of conditions set forth in the Schedule TO. On July 9, 2007, pursuant to applicable securities laws and the existing merger agreement, the Company filed a Schedule 14D-9 (or the Schedule 14D-9) with the SEC in which our Board recommended to Topps’ stockholders that they reject the tender offer and not tender their shares of Topps common stock to Upper Deck and its affiliate pursuant to the tender offer.

Our Board met on June 27, 2007 to review and consider the tender offer commenced in consultation with the Company’s outside legal counsel and financial advisor. On July 6, 2007, our Board met again to further review and consider the tender offer and the information disclosed about the proposal by Upper Deck and its affiliate in, among other things, their Schedule TO and the Offer to Purchase and other documents filed with the SEC as exhibits to the Schedule TO. After thoroughly reviewing the terms of the tender offer in consultation with the Company’s outside legal counsel and financial advisor, and based upon (i) the terms and conditions of the tender offer and the material issues raised thereby (including, without limitation, the antitrust regulatory risks associated with the transaction and the highly conditional nature of the tender offer), as described in the Company’s

Schedule 14D-9 filed with the SEC, and (ii) the terms and conditions of the existing merger agreement (including Topps’ obligation to pay to Parent a termination fee of $12 million and expense reimbursement of up to an additional $4.5 million, which payments would have been required to be made without having a legally binding agreement with Upper Deck in place), our Board recommended to Topps’ stockholders that they reject the tender offer and not tender their shares of Topps common stock to Upper Deck and its affiliate pursuant to the tender offer. This recommendation was set forth in the Company’s Schedule 14D-9 that was filed with the SEC on July 9, 2007.

As disclosed in the Company’s Schedule 14D-9, on July 2, 2007, Upper Deck filed its Notification and Report Form relating to the tender offer with the FTC and the DOJ, which filing commenced an initial 15-day antitrust regulatory review period under the HSR Act. If, within this 15-day period, either the DOJ or the FTC made a request for additional information or documentary material (which is often referred to as a second request) concerning the tender offer, the review period would be extended through the tenth day after the date of Upper Deck’s substantial compliance with such request. Although it is possible for the DOJ or FTC (as applicable) to terminate this period even before Upper Deck’s substantial compliance, complying with a second request may take a significant amount of time.

Our Board indicated in the Schedule 14D-9 that it intended to revisit the merits of the tender offer and Upper Deck’s proposed acquisition of Topps after the expiration of the initial 15-day review period under the HSR Act. On July 17, 2007, prior to the expiration of the review period, Upper Deck issued a press release announcing that it had decided to withdraw its HSR Act filing with respect to the tender offer and that it would re-file its Notification and Report From relating to the tender offer with the FTC on July 19, 2007. Upper Deck made its re-filing on July 19, 2007, which commenced a new 15-day antitrust review period, with the same possible consequences as the initial review period. This new review period is set to expire on August 3, 2007, unless it is earlier terminated or extended by the FTC. Our Board intends to revisit the merits of the tender offer and Upper Deck’s proposed acquisition of Topps after the expiration of the new antitrust review period.

The tender offer was initially scheduled to expire on July 24, 2007. Due to the re-filing of Upper Deck’s Notification and Report Form relating to the tender offer with the FTC, on July 23, 2007, the tender offer was extended to August 10, 2007.

On July 27, 2007, Upper Deck and its affiliate filed with the SEC an amendment (to which we refer as the Schedule TO Amendment) to their Schedule TO and the Offer to Purchase and other documents previously filed with the SEC as exhibits to the Schedule TO. The Schedule TO Amendment contains, among other things, updates to the Schedule TO and other documents initially filed with the SEC to reflect the fact that: (i) the tender offer was extended; (ii) our Board has recommended to Topps’ stockholders that they reject the tender offer; and (iii) Upper Deck withdrew its Notification and Report Form relating to the Tender Offer that was filed with the FTC and re-filed it. The Schedule TO Amendment also sets forth certain modifications to the conditions to the consummation of the tender offer. Notwithstanding these modifications, our Board has not changed its recommendation to Topps’ stockholders that they reject the tender offer and not tender their shares of Topps common stock to Upper Deck and its affiliate pursuant to the tender offer.

Notwithstanding the pendency of the tender offer, Topps and Upper Deck have continued to attempt to negotiate the terms of a possible consensual acquisition of Topps by Upper Deck, with a view toward reaching agreement as to the terms of a transaction that is superior to the Tornante-Madison Dearborn transaction. We note, however, that there can be no assurance that Topps and Upper Deck will reach an agreement as to a superior transaction.

Other Recent Events

As previously disclosed by the Company, on July 13, 2007, Catherine Jessup tendered her resignation from the positions of Vice President—Chief Financial Officer and Treasurer of the Company to become the chief financial officer of the Diageo North America, a unit of the multinational distiller Diageo PLC. Ms. Jessup’s resignation will take effect on August 3, 2007.

Ms. Jessup had no disagreement with the Company. The Company has not appointed a replacement for Ms. Jessup at this time but is in the process of considering potential candidates to fill the vacated positions.

On July 17, 2007, Topps filed with the SEC a Quarterly Report on Form 10-Q for its first fiscal quarter ended June 2, 2007. The Company reported net income in the first quarter of fiscal 2008 of $1,094,000, or $0.03 per diluted share, versus net income of $388,000, or $0.01 per diluted share, for the same quarter of the previous fiscal year.

Recommendation of Our Board

Our Board remains committed to obtaining the best possible outcome for Topps’ stockholders and, at this time, has not withdrawn, modified, qualified or amended its recommendation with respect to the existing merger agreement. The Board recommends that you vote FOR the approval and adoption of the existing merger agreement and the transactions contemplated thereby, including the merger.

Questions and Additional Information

If you have any questions about this supplement, the initial proxy statement, your proxy or the proposals contained in the initial proxy statement, or if you need additional copies of this supplement or the initial proxy statement or a WHITE proxy card, please contact: MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, toll free at (800) 322-2885 or call collect at (212) 929-5500.

This supplement is dated August 1, 2007, and is first being mailed to stockholders of the Company on or about August 1, 2007.

The transactions described herein have not been approved or disapproved by the SECURITIES AND EXCHANGE Commission nor has the SECURITIES AND EXCHANGE Commission passed upon the fairness or merits of such transactions nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Annex A

Opinion of the Delaware Court of Chancery
dated June 14, 2007

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

IN RE: THE TOPPS COMPANY	)	Consolidated
SHAREHOLDERS LITIGATION	)	C.A. No. 2786-VCS

THE UPPER DECK COMPANY and	)
NORTHWOOD INVESTORS LLC,	)
)
Plaintiffs,	)
)
v.	)	C.A. No. 2998-VCS
)
THE TOPPS COMPANY, INC., ARTHUR	)
T. SHORIN, JACK H. NUSBAUM, ALLAN	)
A. FEDER, STEPHEN D. GREENBERG,	)
ANN KIRSCHNER, DAVID M. MAUER,	)
RICHARD TARLOW, MADISON DEARBORN	)
PARTNERS LLC, MADISON DEARBORN	)
CAPITAL PARTNERS V-A, L.P., MADISON	)
DEARBORN CAPITAL PARTNERS V	)
EXECUTIVE-A, L., THE TORNANTE	)
COMPANY LLC, TORNANTE-MDP JOE	)
HOLDING LLC, AND TORNANTE-MDP JOE	)
ACQUISITION CORP.,	)
)
Defendants.	)

OPINION

Date Submitted: June 11, 2007
Date Decided: June 14, 2007

Seth D. Rigrodsky, Esquire, Brian D. Long, Esquire, RIGRODSKY & LONG, P.A., Wilmington, Delaware, Executive Committee Co-Chairs for Plaintiffs.

Robert M. Kornreich, Esquire, Carl L. Stine, Esquire, WOLF POPPER, LLP, New York, New York, Of Counsel for Executive Committee Co-Chair for Plaintiffs.

Joseph A. Rosenthal, Esquire, ROSENTHAL, MONHAIT & GODDESS, P.A., Wilmington, Delaware, Liaison Counsel for Plaintiffs.

Bruce L. Silverstein, Esquire, YOUNG CONAWAY STARGATT & TAYLOR, LLP, Wilmington, Delaware, Attorneys for Plaintiffs The Upper Deck Company and Northwood Investors LLC.

Gregory P. Williams, Esquire, RICHARDS, LAYTON & FINGER, P.A., Wilmington, Delaware, Attorneys for Defendants The Topps Company, Inc., Arthur T. Shorin, Jack H. Nusbaum, Allan A. Feder, Stephen D. Greenberg, Ann Kirschner, David M. Mauer and Richard Tarlow.

Robert K. Payson, Esquire, POTTER, ANDERSON & CORROON, LLP, Wilmington, Delaware, Attorneys for Defendants Madison Dearborn Partners LLC, Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., The Tornante Company LLC, Tornante-MDP Joe Holding LLC and Tornante-MDP Joe Acquisition Corp.

STRINE, Vice Chancellor.

I.    Introduction

The Topps Company, Inc. is familiar to all sports-loving Americans. Topps makes baseball and other cards (think Pokemon), this is Topps’s so-called ‘‘Entertainment Business.’’ It also distributes Bazooka bubble gum and other old-style confections, this is Topps’s ‘‘Confectionary Business.’’ Arthur Shorin, the son of Joseph Shorin, one of the founders of Topps and the inspiration for ‘‘Bazooka Joe,’’ is Topps’s current Chairman and Chief Executive Officer. Shorin has served in those positions since 1980 and has worked for Topps for more than half a century, though he owns only about 7% of Topps’s equity. Shorin’s son-in-law, Scott Silverstein, is his second-in-command, serving as Topps’s President and Chief Operating Officer.

Despite its household name, Topps is not a large public company. Its market capitalization is less than a half billion dollars and its financial performance has, as a general matter, flagged over the past five years.

In 2005, Topps was threatened with a proxy contest. It settled that dispute by a promise to explore strategic options, including a sale of its Confectionary Business. Topps tried to auction off its Confectionary Business, but a serious buyer never came forward. Insurgents reemerged the next year, in a year when Shorin was among the three directors up for re-election to Topps’s classified board. With the ballots about to be counted, and defeat a near certainty for the management nominees, Shorin cut a face-saving deal, which expanded the board to ten and involved his re-election along with the election of all of the insurgent nominees.

Before that happened, former Disney CEO and current private equity investor Michael Eisner had called Shorin and offered to be ‘‘helpful.’’ Shorin understood Eisner to be proposing a going private transaction.

Once the insurgents were seated, an ‘‘Ad Hoc Committee’’ was formed of two insurgent directors and two ‘‘Incumbent Directors’’ to evaluate Topps’s strategic direction. Almost immediately, the insurgent directors and the incumbent directors began to split on substantive and, it is fair to say, stylistic grounds. The insurgents then became ‘‘Dissident Directors.’’

In particular, the Ad Hoc Committee divided on the issue of whether and how Topps should be sold. The Dissident Directors waxed and waned on the advisability of a sale, but insisted that if a sale was to occur, it should involve a public auction process. The Incumbent Directors were also ambivalent about a sale, but were resistant to the idea that Topps should again begin an auction process, having already failed once in trying to auction its Confectionary Business.

From the time the insurgents were seated, Eisner was on the scene, expressing an interest in making a bid. Two other financial buyers also made a pass. But Topps’s public message was that it was not for sale.

Eventually, the other bidders dropped out after making disappointingly low value expressions of interest. Eisner was told by a key Incumbent Director that the Incumbent Directors might embrace a bid of $10 per share. Eisner later bid $9.24 in a proposal that envisioned his retention of existing management, including Shorin’s son-in-law. Eisner was willing to tolerate a post-signing Go Shop process, but not a pre-signing auction.

The Ad Hoc Committee split 2-2 over whether to negotiate with Eisner. Although offered the opportunity to participate in the negotiation process, the apparent leader of the Dissidents refused, favoring a public auction. One of the Incumbent Directors who was an independent director took up the negotiating oar, and reached agreement with Eisner on a merger at $9.75 per share. The ‘‘Merger Agreement’’ gave Topps the chance to shop the bid for 40 days after signing, and the right to accept a ‘‘Superior Proposal’’ after that, subject only to Eisner’s receipt of a termination fee and his match right.

The Topps board approved the Merger Agreement in a divided vote, with the Incumbent Directors all favoring the Merger, and the Dissidents all dissenting. Because of the dysfunctional relations on the Ad Hoc Committee, that Committee was displaced from dealing with the Go Shop process by an Executive Committee comprised entirely of Incumbent Directors.

Shortly before the Merger Agreement was approved, Topps’s chief competitor in the sports cards business, plaintiff The Upper Deck Company, expressed a willingness to make a bid. That likely came as no surprise to Topps since Upper Deck had indicated its interest in Topps nearly a year and half earlier. In fact, Upper Deck had expressed an unrequited ardor for a friendly deal with Topps since 1999, and Shorin knew that. But Topps signed the Merger Agreement with Eisner without responding to Upper Deck’s overture. Shortly after the Merger was approved, Topps’s investment banker began the Go Shop process, contacting more than 100 potential strategic and financial bidders, including Upper Deck, who was the only serious bidder to emerge.

Suffice it to say that Upper Deck did not move with the clarity and assiduousness one would ideally expect from a competitive rival seeking to make a topping bid. Suffice it also to say that Topps’s own reaction to Upper Deck’s interest was less than welcoming. Instead of an aggressive bidder and a hungry seller tangling in a diligent, expedited way over key due diligence and deal term issues, the story that emerges from the record is of a slow-moving bidder unwilling to acknowledge Topps’s legitimate proprietary concerns about turning over sensitive information to its main competitor and a seller happy to have a bid from an industry rival go away, even if that bid promised the Topps’s stockholders better value.

By the end of the Go Shop period, Upper Deck had expressed a willingness to pay $10.75 per share in a friendly merger, subject to its receipt of additional due diligence and other conditions. Although having the option freely to continue negotiations to induce an even more favorable topping bid by finding that Upper Deck’s interest was likely to result in a Superior Proposal, the Topps board, with one Dissident Director dissenting, one abstaining, and one absent, voted not to make such a finding.

After the end of the Go Shop period, Upper Deck made another unsolicited overture, expressing a willingness to buy Topps for $10.75 without a financing contingency and with a strong come hell or high water promise to deal with manageable (indeed, mostly cosmetic) antitrust issues. The bid, however, limited Topps to a remedy for failing to close limited to a reverse break-up fee in the same amount ($12 million) Eisner secured as the only recourse against him. Without ever seriously articulating why Upper Deck’s proposal for addressing the antitrust issue was inadequate and without proposing a specific higher reverse break-up fee, the Topps Incumbent Directors have thus far refused to treat Upper Deck as having presented a Superior Proposal, a prerequisite to putting the onus on Eisner to match that price or step aside.

In fact, Topps went public with a disclosure about Upper Deck’s bid, but in a form that did not accurately represent that expression of interest and disparaged Upper Deck’s seriousness. Topps did that knowing that it had required Upper Deck to agree to a contractual standstill (the ‘‘Standstill Agreement’’) prohibiting Upper Deck from making public any information about its discussions with Topps or proceeding with a tender offer for Topps shares without permission from the Topps board.

The Topps board has refused Upper Deck’s request for relief from the Standstill Agreement in order to allow Upper Deck to make a tender offer and to tell its side of events. A vote on the Eisner Merger is scheduled to occur within a couple of weeks.

A group of ‘‘Stockholder Plaintiffs’’ and Upper Deck (collectively, the ‘‘moving parties’’) have moved for a preliminary injunction. They contend that the upcoming Merger vote will be tainted by Topps’s failure to disclose material facts about the process that led to the Merger Agreement and about Topps’s subsequent dealings with Upper Deck. Even more, they argue that Topps is denying its stockholders the chance to decide for themselves whether to forsake the lower-priced Eisner Merger in favor of the chance to accept a tender offer from Upper Deck at a higher price. Regardless of whether the Topps board prefers the Eisner Merger as lower risk, the moving parties contend that the principles animating Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc. prevent the board from denying the stockholders the chance to make a mature, uncoerced decision for themselves.

In this decision, I conclude that a preliminary injunction against the procession of the Eisner Merger vote should issue until such time as: (1) the Topps board discloses several material facts not

[1]	506 A.2d 173 (Del. 1986).

contained in the corporation’s ‘‘Proxy Statement,’’ including facts regarding Eisner’s assurances that he would retain existing management after the Merger; and (2) Upper Deck is released from the standstill for purposes of: (a) publicly commenting on its negotiations with Topps; and (b) making a non-coercive tender offer on conditions as favorable or more favorable than those it has offered to the Topps board.

The moving parties have established a reasonable probability of success that the Topps board is breaching its fiduciary duties by misusing the Standstill in order to prevent Upper Deck from communicating with the Topps stockholders and presenting a bid that the Topps stockholders could find materially more favorable than the Eisner Merger. Likewise, the moving parties have shown a likelihood of success on their claim that the Proxy Statement is materially misleading in its current form.

The injunction that issues is warranted to ensure that the Topps stockholders are not irreparably injured by the loss of an opportunity to make an informed decision and to avail themselves of a higher-priced offer that they might find more attractive.

II.    A Reader’s Roadmap To The Opinion

The briefs of the Stockholder Plaintiffs and Upper Deck advance arguments so numerous that it is realistically impossible for the court to address them all in the time frame in which a decision of this kind should issue; nor, frankly, do the briefs treat all these arguments in a substantive manner that comports with requirements for fair presentation. Given this reality, I focus my attention solely on the arguments that are substantial enough to possibly support the issuance of a preliminary injunction.

In examining those issues, I divide my consideration of the merits along a traditional dividing line, which separates my consideration of disclosure claims from my resolution of claims premised on the defendants’ compliance with their Revlon duties. The standards of review relevant to such claims are familiar and need not be dilated on at length.

When directors of a Delaware corporation seek approval for a merger, they have a duty to provide the stockholders with the material facts relevant to making an informed decision. In that connection, the directors must also avoid making materially misleading disclosures, which tell a distorted rendition of events or obscure material facts. In determining whether the directors have complied with their disclosure obligations, the court applies well-settled standards of materiality, familiar to practitioners of our law and federal securities law.

The so-called Revlon standard is equally familiar. When directors propose to sell a company for cash or engage in a change of control transaction, they must take reasonable measures to ensure that

[2]	Upper Deck’s fellow plaintiff is its controlled affiliate, Northwood Investors LLC. Northwood is the acquisition vehicle Upper Deck is using. Although the defendants question Upper Deck’s standing, Northwood is a Topps stockholder and entitled under Revlon and its progeny to press fiduciary duty claims. E.g., In re Gaylord Container Corp. S’holders Litig., 747 A.2d 71, 77-78 & n.8 (Del. Ch. 1999) (explaining that a bidder who owns shares in a target has standing to press fiduciary duty claims against the target’s board and collecting cases to that effect identifying the pragmatic reasons justifying such a policy).
[3]	E.g., Arnold v. Society for Savings Bancorp., Inc., 650 A.2d 1270, 1277 (Del. 1994).
[4]	E.g., Emerald Partners v. Berlin, 726 A.2d 1215, 1223 (Del. Ch. 1999) (‘‘When stockholder action is requested, directors are required to provide shareholders with all information that is material to the action being requested and to provide a balanced truthful account of all matters disclosed in the communication with shareholders.’’) (quotation omitted).
[5]	See, e.g., Rosenblatt v. Getty Oil Co., 493 A.2d 929, 944 (Del. 1985) (explaining thatinformation is material if ‘‘there is a substantial likelihood that a reasonable investor would consider it important in deciding how to vote’’) (citing TSC Industries, Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976)).

the stockholders receive the highest value reasonably attainable. Of particular pertinence to this case, when directors have made the decision to sell the company, any favoritism they display toward particular bidders must be justified solely by reference to the objective of maximizing the price the stockholders receive for their shares. When directors bias the process against one bidder and toward another not in a reasoned effort to maximize advantage for the stockholders, but to tilt the process toward the bidder more likely to continue current management, they commit a breach of fiduciary duty.

My recitation of the facts will come in five parts. First, I will set forth the key terms of the Eisner Merger Agreement, including the consideration Eisner proposes to pay, the post-signing shopping process permitted by the Merger Agreement, and the deal protection measures. Second, I will set forth the key terms of the Standstill Agreement signed by Upper Deck, explaining in the course of that what Upper Deck is, the negotiations leading to the Standstill Agreement, and some key points regarding the final form of that Agreement. Third, I will detail the course of events that led to the signing of the Eisner Merger Agreement and the current status quo, largely tracking the chronology and take on key events set forth in the Proxy Statement. Fourth, I will set forth those undisputed facts that I conclude are not contained in the Proxy Statement, and that the Stockholder Plaintiffs and Upper Deck contend are material and must be disclosed before the Merger vote. Finally, I set forth those areas where the Proxy Statement advances a position about factual issues about which there is a good faith basis for dispute.

The reason for this last category’s inclusion largely relates to the Standstill Agreement. The Incumbent Directors who comprise the majority of the Topps board have disseminated proxy materials that characterize Upper Deck’s conduct and its acquisition offers in a negative light. But the Topps board has refused to release Upper Deck from the Standstill Agreement in order to allow Upper Deck to put its contrary view of these matters before the Topps electorate.

After these sections, I will summarize theRevlon arguments made by the Stockholder Plaintiffs and Upper Deck. Many of those arguments will have been presaged by the previous discussion, but will be drawn together in, I hope, a more coherent fashion.

III.    Factual Background

A.    The Eisner Merger Agreement

Eisner proposes to acquire Topps through a private equity firm he controls, The Tornante Company, LLC, in an alliance with another private equity group, Madison Dearborn Capital Partners, LLC. For simplicity’s sake, I refer to Eisner and his private equity partners simply as ‘‘Eisner.’’

Eisner and Topps executed the Merger Agreement on March 5, 2006, under which Eisner will acquire Topps for $9.75 per share or a total purchase price of about $385 million. The Merger Agreement is not conditioned on Eisner’s ability to finance the transaction, and contains a representation that Eisner has the ability to obtain such financing. But the only remedy against Eisner if he breaches his duties and fails to consummate the Merger is his responsibility to pay a $12 million reverse break-up fee.

The ‘‘Go Shop’’ provision in the Merger Agreement works like this. For a period of forty days after the execution of the Merger Agreement, Topps was authorized to solicit alternative bids and to

[6]	E.g., Revlon, 506 A.2d at 184 n.16; accord Paramount Communications, Inc. v. QVC Network, Inc., 637 A.2d 34, 44 (Del. 1994).
[7]	QVC, 637 A.2d at 49-50.
[8]	E.g., Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261, 1282-83 (Del. 1988).
[9]	At the time that Eisner executed the Merger Agreement, Eisner also provided Topps with commitment letters from Tornante and Madison Dearborn regarding their equity investments in the acquisition and a separate commitment letter with respect to the debt financing for the acquisition.

freely discuss a potential transaction with any buyer that might come along. Upon the expiration of the ‘‘Go Shop Period,’’ Topps was required to cease all talks with any potential bidders unless the bidder had already submitted a ‘‘Superior Proposal,’’ or the Topps board determined that the bidder was an ‘‘Excluded Party,’’ which was defined as a potential bidder that the board considered reasonably likely to make a Superior Proposal. If the bidder had submitted a Superior Proposal or was an Excluded Party, Topps was permitted to continue talks with them after the expiration of the Go Shop Period.

The Merger Agreement defined a Superior Proposal as a proposal to acquire at least 60% of Topps that would provide more value to Topps stockholders than the Eisner Merger. The method in which the 60% measure was to be calculated, however, is not precisely defined in the Merger Agreement, but was sought by Eisner in order to require any topping bidder to make an offer for all of Topps, not just one of its Businesses.

Topps was also permitted to consider unsolicited bids after the expiration of the 40-day Go Shop period if the unsolicited bid constituted a Superior Proposal or was reasonably likely to lead to one. Topps could terminate the Merger Agreement in order to accept a Superior Proposal, subject only to Eisner’s right to match any other offer to acquire Topps.

The Eisner Merger Agreement contains a two-tier termination fee provision. If Topps terminated the Eisner Merger Agreement in order to accept a Superior Proposal during the Go Shop Period, Eisner was entitled to an $8 million termination fee (plus a $3.5 million expense reimbursement), in total, or approximately 3.0% of the transaction value. If Topps terminates the Merger Agreement after the expiration of the Go Shop Period, Eisner is entitled to a $12 million termination fee (plus a $4.5 million expense reimbursement), or approximately 4.6% of the total deal value.

The Eisner Merger Agreement is subject to a number of closing conditions, such as consent to the transaction by regulatory authorities and the parties to certain of Topps’s material contracts, such as its licenses with Major League Baseball and other sports leagues.

In connection with the Eisner Merger Agreement, Shorin and Eisner entered into a letter agreement pursuant to which Shorin agreed to retire within sixty days after the consummation of the Merger and to surrender $2.8 million to which he would otherwise be entitled under his existing employment agreement in the event of a change of control of Topps. Shorin would remain a consultant to Topps for several years with sizable benefits, consistent with his existing employment agreement.

B.    The Standstill Agreement Signed By Upper Deck

Upper Deck is currently the only company other than Topps to hold a license from Major League Baseball to sell baseball cards featuring the League’s players. As such, Upper Deck is now Topps’s primary, and only, competitor in the American baseball card industry. When Upper Deck sought access to confidential information about Topps’s operations during the Go Shop process, Topps insisted, as it did with all other potential bidders, including Eisner, that Upper Deck sign a confidentiality agreement, containing a Standstill provision.

Topps sent Upper Deck a draft Standstill Agreement that contained the following material terms: (1) Topps would make available to Upper Deck certain information concerning the business, financial condition, operations, prospects, assets, and liabilities of Topps solely for the purpose of allowing Upper Deck to evaluate a possible transaction between Topps and itself; (2) Upper Deck agreed not to disclose the fact that such information was being provided to it or that it had entered into the Standstill Agreement, or make any public disclosure with respect to any proposed transaction between Upper Deck and Topps; and (3) Upper Deck agreed for a period of two years not to acquire or offer to acquire any of Topps’s common stock by way of purchase in the open market, tender offer, or otherwise without Topps’s consent, or to solicit proxies or seek to control Topps in any manner.

When Upper Deck received the draft Standstill Agreement, it attempted to make revisions before executing it. In particular, Upper Deck sought to eliminate the provision in the Standstill Agreement that prevented it from making a tender offer for Topps and sought to insert a provision into the

Standstill Agreement requiring Topps to furnish to Upper Deck the same materials that it had given to Eisner and that it was giving to any other potential bidders. Topps refused both of these proposed revisions, citing concerns that Upper Deck might try to use the Go Shop process as a pretext for receiving access to sensitive competitive information about Topps’s baseball card business.

On March 19, 2007, Upper Deck executed a Standstill Agreement that contained the same material terms that were included in the initial draft that was provided to it.

C.    The Sale Process and Subsequent Negotiations As Explained
In The Proxy Statement

1.    The Proxy Contests And The Unsuccessful Auction ForThe Confectionary Business

Although Topps has had a storied history, and is a household name among American sports fans, both industries in which it operates have been steadily declining in the last decade and Topps’s profitability has suffered. For a few years around the turn of the century, Topps’s bottom line was boosted by the popularity of its Pokemon trading cards. The Pokemon boost was short lived, however, and in recent years, Topps’s earnings per share have fallen from sixty cents a share in 2002 to less than a dime a share in 2006.

In 2004, Topps began a strategic review of its domestic operations in an attempt to reverse the downward trend. Topps concluded that its Confectionary Business in particular faced serious obstacles to achieving profitability in light of recent retail consolidation and increased competition in the industry.

As of 2005, Topps had a nine-member classified board of directors, three of whom were up for re-election at Topps’s 2005 annual meeting. On April 25, 2005, Pembridge Capital Management, LLC, a small hedge fund that owned some of Topps’s common stock, announced its intention to nominate its own slate of three director candidates and to solicit proxies for their election at the meeting. Pembridge withdrew its proxy solicitation, however, after receiving assurances that Topps would intensify its efforts in considering strategic alternatives for the company. Topps and Pembridge also entered into a letter agreement under which Pembridge agreed to terminate its proxy solicitation in exchange for an agreement from the Topps board not to adopt a poison pill before June 30, 2006 without stockholder approval.

At that point, Topps began to seriously consider selling the company. In light of the diverse nature of the Confectionary and Entertainment Businesses, and a supposed belief (says the Proxy Statement) that there was no logical buyer for the entire company, the Topps board decided to commence a sale process, in the form of an auction, for its Confectionary Business only. It hoped to realize $300 million from the sale and hired Lehman Brothers as its financial advisor. The auction did not go well, however, and Topps was disappointed with the response. Only two bidders emerged, and their offers were materially lower than the $300 million figure Topps was hoping for. After some initial due diligence, both bidders went away.

The Confectionary Business auction, however, sparked rumors among the investment community that Topps might consider other additional strategic alternatives. Upper Deck, through its financial advisor, CIBC World Markets Corp., contacted Lehman Brothers around this time frame to inquire whether Topps might consider a sale of its Entertainment Business to Upper Deck. The Proxy Statement makes a vague reference to this overture. Undisclosed in the Proxy Statement, though, was that Shorin had rebuffed several overtures over the years from Upper Deck broaching the idea of a friendly combination with Topps. According to Topps, discussions about a possible Upper Deck-Topps transaction in 2005 did not progress past the preliminary stage.

After the failed Confectionary Business auction, in April 2006, Pembridge began a second proxy contest. It nominated a slate of three directors and publicly stated that if its nominees were elected, they would aggressively seek to sell the company in a going private transaction. One of the directors Pembridge sought to replace was Topps’s chairman and CEO Arthur Shorin. Going into July 28, the date of the annual meeting, Shorin and his fellow nominees were facing certain defeat. A face-saving deal between Shorin and the insurgents was cut. At the meeting—which was delayed until August so the deal could be implemented—Topps expanded its board to ten members, to permit the seating of four directors, Shorin and Pembridge’s three nominees, Arnaud Ajdler, Timothy Brog, and John Jones, who then became the group I have identified as the Dissident Directors. On August 25, 2006, the date of the rescheduled stockholders meeting, those four members were elected to the Topps board.

The deal left a Topps board comprised of seven directors who had served Topps for many years (the ‘‘Incumbent Directors’’) and the three Dissident Directors. Five of the six non-management Incumbent Directors were independent directors under the NASDAQ’s criteria. But all were close to Shorin. The other non-management director was Jack Nusbaum, who served not only as director but as lead outside counsel for Topps, through his law firm Wilkie Farr & Gallagher.

2.    The Eisner Negotiations

The Proxy Statement indicates that during the second proxy contest, there was a general belief in the marketplace that Topps would ‘‘entertain’’ sales offers. The Proxy Statement does not disclose that Shorin sent out a different public message, issuing a letter in July 2006 stating that Topps was not interested in a sale ‘‘at this time’’ as a ‘‘quick fix.’’ In any event in May and June 2006, Topps received unsolicited indications of interest in a potential transaction from two financial buyers at $9.00 to $9.75 per share and $9.50 to $10.00 per share, respectively. After a due diligence review, however, neither of those bidders made any serious offers to buy Topps, much less at those price levels.

In early June 2006, during the second proxy contest, Eisner contacted Shorin and mentioned that he had read about the proxy contest. He suggested that the two should meet. On June 12, 2006, Shorin and Silverstein met with Eisner and had a general discussion about the nature and status of Topps’s business. At the end of the meeting, Eisner asked Shorin whether he could be ‘‘helpful’’ to Topps, and Shorin and Eisner agreed to stay in touch. Shorin understood Eisner to mean that he might propose a going private transaction.

Shortly after that meeting, Eisner contacted Shorin and indicated that he was interested in a potential transaction with Topps. Shorin directed Eisner to a long-time Topps independent director, Stephen Greenberg, to discuss any such transaction. Greenberg and Eisner were familiar with each other, and had previously had, according to the Proxy Statement, ‘‘limited business dealings.’’ The specific nature of those dealings is that in 1997, Greenberg sold a business that he had founded, The Classic Sports Network, to ESPN, which was a subsidiary of the Walt Disney Company, of which Eisner was then CEO and Chairman. Greenberg remained employed by ESPN for about a year after the sale, during which time he had some discussions, and at least one lunch meeting, with Eisner. Eisner and Greenberg spoke briefly at an annual conference for Media executives hosted by Greenberg’s new employer, Allen & Company, in Sun Valley, Idaho in July 2006. At that time, Greenberg told Eisner that, in light of the yet-unresolved proxy contest, Topps’s board was not in a position to discuss a sale of the company. On August 3, 2006, after the proxy contest had been settled, Eisner telephoned Greenberg to inquire again about a potential transaction. Greenberg again told Eisner that such discussions would be premature and suggested that they revisit the matter after the upcoming Labor Day weekend. According to the proxy statement, Eisner and Greenberg began to talk again beginning on September 7.

[10]	The Stockholder Plaintiffs contend that the Proxy Statement does not fairly convey the electoral pickle Shorin was in during July 2006. They say the Proxy Statement should have indicated that the votes were essentially counted, that the insurgents were going to win, and Shorin’s slate, including Shorin himself, was going down to defeat. Not only that, the Stockholder Plaintiffs suggest that the Proxy Statement does not fairly indicate that Eisner had approached Shorin and Silverstein and offered to be helpful once he heard about the second proxy fight. But the Proxy Statement fairly discloses all those facts and makes it plain that Eisner was a management-friendly bidder who used Shorin’s perceived vulnerability as an opening to make a bid. Contrary to the Stockholder Plaintiffs, I think reasonable stockholders can come up with four when the equation 2 + 2 is written out for them in crayon.

Greenberg put off Eisner in large measure so that a new committee of the Topps board could first begin to operate. That committee directly resulted from the proxy contest settlement. As part of the settlement process, Topps formed an ‘‘Ad Hoc Committee’’ to explore and evaluate strategic alternatives for Topps. The Ad Hoc Committee consisted of Greenberg, another Incumbent Director, Allan Feder, and two of the Dissident Directors, Brog and Ajdler. Greenberg wanted the Ad Hoc Committee to get organized before getting into deep discussions with Eisner.

On September 29, Eisner telephoned Greenberg and the two had preliminary discussions about the price Eisner might pay in a potential transaction. Eisner explained that he was having difficulty justifying the payment of a premium over the trading price of Topps’s common stock at the time, which was $8.96 per share. Greenberg indicated that that would not be an acceptable offer and Eisner inquired as to what would be an acceptable price. Greenberg responded that in his view, $10 per share would likely garner support among Topps’s Incumbent Directors, but that Greenberg did not know what price would be acceptable to the newly-elected Dissident Directors. After this conversation, Eisner expanded his due diligence review of Topps in preparation for making a formal offer to acquire the company. Greenberg reported this conversation to the Ad Hoc Committee. Dissident Director Ajdler was upset that Greenberg mentioned a $10 per share price without Ad Hoc Committee approval. But he based his concern on the fact that a price that high might scare off Eisner, given that the two other parties who had considered an offer concluded Topps was not worth anywhere near that price level.

In addition to a potential sale of the company, the Ad Hoc Committee considered a number of potential uses for a substantial amount of cash that Topps had on hand (about $85 million), including a special dividend to stockholders and a stock buyback program. The Ad Hoc Committee met more than a dozen times in the last few months of 2006 primarily to discuss these options and a possible sale of the company. In the course of those meetings, the Ad Hoc committee interviewed a number of investment banks to serve as potential financial advisors, ultimately deciding to retain Lehman Brothers, which had already been engaged as financial advisor to Topps.

On December 22, 2006, Eisner submitted a formal indication of interest to acquire Topps at a price of $9.24 per share, which represented a 5.7% premium over Topps’s then-current trading price. The Topps board met to discuss Eisner’s proposal on January 9. At that meeting, Brog and Ajdler, the two Dissident Directors on the Ad Hoc Committee, recommended rejection of Eisner’s proposal and urged Topps to embark upon a public sale process in which Topps would be auctioned off to the highest bidder. Greenberg and Feder disapproved of a public auction process. They were skeptical that a public auction would yield a more attractive offer than that proposed by Eisner. They also explained that Eisner had indicated in no uncertain terms that he would withdraw his proposal and discontinue his efforts to acquire Topps if Topps commenced an auction. Greenberg and Feder also expressed concern about the effect of a failed auction on Topps, citing internal problems that had arisen as a result of the company’s failed efforts a year earlier to auction off its Confectionary Business. At the end of the meeting, the Topps board declined to begin an auction process and authorized the Ad Hoc Committee to continue negotiations with Eisner.

Over the next several days, a number of offers and counteroffers were made. The Topps board met again on January 16, 2006, at which time Greenberg informed the board that Eisner was prepared to increase his offer to $9.75 per share, but not more, and that he was insisting on a 30-day exclusivity period in which to negotiate a definitive merger agreement. The board authorized the Ad Hoc Committee to continue to negotiate the general terms of such an agreement and an appropriate exclusivity period. After the meeting, a letter of intent was prepared agreeing to the 30-day exclusivity period and outlining the basic merger terms. The Ad Hoc Committee met on January 19 to vote on the proposal. The vote was 2-2 with Greenberg and Feder voting in favor and Brog and Ajdler, voting against. Because the Ad Hoc Committee was deadlocked, the matter was presented to the full board at a meeting on the following day. The board approved the proposal by a vote of 7-3 with all of the Dissident Directors voting against it.

On January 25, the Topps board met again to consider a valuation analysis presentation from Lehman Brothers. After that presentation, the Incumbent Directors resisted the Dissident

Directors’ request that negotiations with Eisner cease. The Incumbent Directors voted to continue negotiating with the goal of getting Eisner to increase the price of his bid. Because of the 2-2 deadlock on the Ad Hoc Committee, the Topps board had concerns about the Committee’s ability to negotiate the terms of a definitive merger agreement and as a result dissolved the Committee. The board asked Greenberg to serve as lead director to negotiate with Eisner. Brog and Ajdler objected to this, suggesting that because of the prior business dealings between Greenberg and Eisner, Greenberg faced a conflict of interest that would prevent him from obtaining the best deal possible for the Topps stockholders. As a result of Brog and Ajdler’s objections, Greenberg declined the request to serve as lead director. The board then asked Feder to serve in that role and Feder agreed to do so. In the last week of January, Topps and Eisner executed a letter of intent, providing for exclusivity through March 2, 2007, and the parties proceeded to negotiate the terms of a merger. Feder was unsuccessful in getting Eisner to move on price and agreed to take a merger agreement with a $9.75 price to the board.

On March 3, 2007, Eisner delivered the executed definitive Merger Agreement to the Topps board. On March 5, 2007, after receiving an opinion from Lehman Brothers that the merger consideration was fair, the Topps board approved the Merger by 7-3 vote with the Dissident Directors again dissenting.

3.    The Go Shop Process And The Upper Deck Bid

Based on the disapproval of the Eisner Merger by the Dissident Directors, a majority of Topps’s board determined that the Dissidents could not adequately represent Topps’s interests during the Go Shop Period and thus should not play a large role in the Go Shop process. The board therefore formed an Executive Committee for that purpose. The Executive Committee consisted of five Topps directors, including Topps’s CEO and Chairman Shorin, as well as Greenberg and Feder, who had served on the now-defunct Ad Hoc Committee, and two other Incumbent Directors. The Executive Committee was charged with fulfilling all of the responsibilities of the Topps board, except with respect to deciding whether a competing offer would constitute a Superior Proposal or would be likely to lead to one. That responsibility remained with the entire board. Essentially, as Topps admits, the Dissident Directors were shut out of performing any board functions, except this one.

At the inception of the forty-day Go Shop Period, Lehman Brothers quickly contacted 107 potential strategic and financial bidders. Of those 107 potential bidders, five expressed interest in Topps and began a due diligence review. Four out of those five potential bidders, however, failed to make a serious offer to acquire Topps. The one potential bidder who did continue to seriously pursue an acquisition was Upper Deck.

Upper Deck’s initial pursuit of a transaction with Topps went slowly and Upper Deck did not make a formal proposal until April 12, 2007, two days before the expiration of the Go Shop Period. Upper Deck’s proposal was a non-binding indication of interest to acquire Topps for $10.75 in cash per share. Upper Deck provided Topps with a proposed merger agreement that was based on the Eisner Merger Agreement, but with the following proposed changes: (1) deletion of all representations and warranties related to Upper Deck’s ability to finance the transaction; (2) deletion of a covenant that would require Upper Deck to divest itself of any and all assets in order to obtain approval of the transaction by antitrust or other regulators and the insertion of an affirmative right not to be required to divest itself of any assets in order to obtain regulatory approvals; (3) addition of a ‘‘due diligence out,’’ under which Upper Deck would be entitled to any additional information about Topps that it might request and conditioning the deal on Upper Deck’s satisfaction with its review of that information.

Allegedly, because Upper Deck is a private company and does not make public disclosures about its financial condition, Topps expressed concern about Upper Deck’s ability to finance the transaction, especially in light of the proposed deletions of the representations about Upper Deck’s ability to do so. According to the Proxy Statement, Topps was also concerned about Upper Deck’s failure to assume the antitrust risks inherent in the transaction.

Upper Deck initially balked at providing Topps with its financial information and did not express a willingness to negotiate on this issue until less than two hours before the expiration of the Go Shop period. Upper Deck proposed providing financial information to Lehman Brothers only, subject to a confidentiality agreement. But the Go Shop Period expired before a confidentiality agreement could be reached and before Upper Deck could provide any financial information to Lehman.

Two days after the Go Shop Period expired, on April 16, the Topps board met, with several members absent, to consider Upper Deck’s proposal and to determine whether to treat it as an Excluded Party under the Eisner Merger Agreement, which would have allowed talks between Topps and Upper Deck to continue past the expiration of the Go Shop Period. By a vote of 5-1, the Topps board decided not to treat Upper Deck as an Excluded Party. The director who voted in favor of treating Upper Deck as an Excluded Party and continuing discussions with it was Ajdler. The other Dissident Director who was present—Brog—abstained from the vote.

The Proxy Statement gives three reasons why Topps declined to treat Upper Deck as an Excluded Party despite the fact that Upper Deck has expressed an interest in paying materially more for the company than Eisner: (1) Upper Deck’s failure to provide evidence of its ability to finance the transaction despite Topps’s repeated efforts to confirm its ability to do so during the final days of the Go Shop period; (2) the risk that the transaction could be delayed or prevented by antitrust authorities and Upper Deck’s failure to sufficiently assume that risk; and (3) the small ($12 million) reverse termination fee (essentially a cap on Upper Deck’s liability to Topps in the event that Upper Deck breaches the merger agreement and fails to consummate the transaction) proposed by Upper Deck. With respect to this last point, Topps stated that although the $12 million cap on liability was customary and appropriate in a transaction with a financial buyer like Eisner, it was insufficient in a transaction with a strategic buyer like Upper Deck, especially in light of the additional risks inherent in a transaction between two competitors, which is much more likely to face regulatory obstacles and because Upper Deck has not provided sufficient evidence of its ability to finance the deal.

The Topps Proxy Statement was filed on May 21, 2007. On May 24, 2007, Topps updated its Proxy Statement by disclosing that Upper Deck had just made a new, unsolicited proposal to acquire Topps for $10.75. That disclosure indicated that the terms of the new proposal differed somewhat from Upper Deck’s initial proposal. It also indicated that Upper Deck’s new proposal was accompanied by a letter from CIBC World Markets, Upper Deck’s financial advisor and potential lender, which stated that CIBC was ‘‘highly confident’’ that it could deliver financing for the proposed Upper Deck-Topps transaction.

Topps again did not treat Upper Deck’s proposal as a Superior Proposal under the Merger Agreement. Topps indicated in its public disclosure that there continued to be material outstanding issues associated with Upper Deck’s offer, including Upper Deck’s failure to show that there was committed financing for the transaction (in this regard, Topps referenced the conditional nature of CIBC’s highly confident letter), Upper Deck’s continued unwillingness to assume the risk associated with the necessary antitrust approval, and Upper Deck’s continued insistence on limiting its liability to $12 million under any definitive agreement.

4.    The Dissident Directors Publicly Denounce The Eisner Merger

Following the execution of the Eisner Merger Agreement and the shutting out of the Dissident Directors, the Dissidents, especially Ajdler, have been quite vocal about their opposition to the Merger. Ajdler has formed an organization called ‘‘The Committee To Enhance Topps,’’ and is actively soliciting proxies in opposition to the Eisner Merger.

[11]	This rationale is worth n oting. Apparently, financial buyers argue with a straight face that they should, because of reputational factors, be considered as presenting a lower risk of consummation for lack of financing than strategic buyers. Thus, in the past, financial buyers always argued for a financing out. Now, they say that they will agree to no out but only if their liability is capped at the amount of a reverse break-up fee. Meanwhile, strategic buyers continue to be asked to accept full liability for damages caused if they fail to close, even if the reason for not closing is based on financing, not a risk unique to a strategic buyer. This is an interesting asymmetry, and the factors driving it seem to include both economically rational ones and ones that are less rational.

Ajdler has also written a number of letters to the Topps board criticizing the Eisner Merger, the process leading up to it, and the manner in which Topps has dealt with Upper Deck. These letters have all been released to the press and are disclosed in Ajdler’s competing proxy statement. Annex E to the Topps Proxy Statement contains some of these letters, which make clear that the Dissident Directors strongly oppose the Eisner Merger, have serious problems with the way it was negotiated, and were not given an opportunity to review or comment on the company’s disclosures about it, including the Proxy Statement itself.

D.    The Undisputed Facts That Are Not In The Proxy Statement

The narrative presented in the previous section largely tracks the description of the relevant facts provided to the Topps stockholders in the Proxy Statement. This rendition was fashioned by the Incumbent Directors without prior review by the Dissident Directors.

As a result, that description tells a one-sided story and omits—as any summary of events must —a number of facts. The Stockholder Plaintiffs and Upper Deck allege, however, that some of the omitted facts are clearly material and should have been included in the Proxy Statement. As urgently, Upper Deck contends that the Proxy Statement makes materially misleading representations of fact, which warrant correction. It would be impossible to rationally address all the problems with the Proxy Statement that Upper Deck and the Stockholder Plaintiffs claim to exist. Therefore, I ration my limited capacity for analysis by focusing on their major contentions, along subject matter lines that help relate these disclosure issues to the substantive Revlon concerns raised by this motion.

To avoid repetition later in the opinion, I will also note when I conclude that the moving parties have identified an omission or alleged misrepresentation of fact that rises to a material level. I also indicate when I believe that the moving parties have simply identified omitted facts that are either immaterial, or already disclosed in substance.

1.    The Failure To Disclose Eisner’s Assurances To Topps Management

The Stockholder Plaintiffs and Upper Deck believe that the Incumbent Directors, prefer a deal with Eisner that will enable the company’s current managers to continue in their positions. More pointedly, they suggest that the Incumbent Directors want to help Shorin preserve his influence over the business his family started by perpetuating Silverstein in office.

In this respect, the Stockholder Plaintiffs and Upper Deck contend that the Proxy Statement obscures the extent of Eisner’s assurances that a result of that type will obtain if the Eisner Merger is consummated. To that point, they note that the Proxy Statement goes out of its way to stress that the Topps board ‘‘instructed the Company’s management not to have any discussions with [Eisner] . . . [before a merger agreement was signed] regarding any employment arrangements following the consummation of a transaction.’’ ‘‘Accordingly, no discussions regarding post-merger employment arrangements took place . . . prior to the execution of the merger agreement.’’

But that is true only in a misleadingly literal sense. The Proxy Statement does not disclose that both in Eisner’s first indication of interest submitted on December 22, 2006 at $9.24 per share and his subsequent proposal at $9.75 per share, Eisner explicitly stated that his proposal was ‘‘designed to’’ retain ‘‘substantially all of [Topps’s] existing senior management and key employees.’’

Nor does the Proxy Statement disclose that Eisner had continually communicated that intention and his high regard for Topps management to Feder and Greenberg during the course of the Merger Agreement negotiations. In fact, it is undisputed that before the signing of the Merger Agreement, Feder set up a conference call between Eisner, on the one side, and key Topps executives, including Silverstein, on the other. The purpose of that call was specifically to give Eisner the opportunity to personally reiterate the assurances about management’s likely future that he had conveyed to Feder.

To be direct, the Proxy Statement should have disclosed these facts. As it currently stands, the Proxy Statement creates a misleading impression that Topps managers have been given no assurances about their future by Eisner. In reality, Eisner has premised his bid all along as one that is friendly to management and that depends on their retention.

2.	The Proxy Statement’s Failure To Disclose A Lehman Brothers’s Valuation Presentation That Casts Doubt On The Fairness Of The Merger

The Proxy Statement has a detailed description of the financial analyses that Lehman Brothers undertook in connection with advising Topps. The Stockholder Plaintiffs raise several points about the valuation disclosure. But one point is a substantial one.

In the Proxy Statement, two sets of financial projections are disclosed along with the results of discounted cash flow analyses Lehman performed using those projections. The Proxy Statement indicates that the DCF values were calculated on March 1, 2007, in connection with Lehman’s ultimate fairness presentation. The Proxy Statement suggests that one of those sets of projections was a very aggressive, very optimistic set, developed primarily as a selling tool. Contrary to the Stockholder Plaintiffs’ arguments, that is a fair suggestion borne out by the record. The other set of financial projections, however, was prepared to be a more conservative, realistic projection of what Topps could achieve. That set also projected improved performance but at more modest levels than the selling projections.

The Proxy Statement discloses that Lehman calculated a value range of $10.31 to $12.57 per share for the aggressive case, which Lehman deemed the ‘‘management case.’’ For the more conservative case, which Lehman deemed the ‘‘adjusted case,’’ the range was $8.76 to $10.16 per share. This range, which was based on more realistic assumptions, but ones that Lehman still deemed ‘‘rather aggressive,’’ indicated that Eisner was offering a very attractive price.

The problem that the Stockholder Plaintiffs point out is that on January 25, 2007, a mere month or so beforehand, Lehman had made a detailed presentation to the Topps board containing similar analyses. In that analysis, the DCF range using the aggressive case, which that presentation candidly identified as the ‘‘Aggressive Case,’’ came out at $10.64 to $12.99 per share. More problematically, the more realistic case, which that presentation candidly labeled the ‘‘Moderate Case,’’ produced a DCF range of $9.67 to $10.66 per share.

On January 25, the Dissident Directors had expressed objections over continuing negotiations with Eisner. The Incumbent Directors overrode those objections, says the Proxy Statement, because they ‘‘had the goal of increasing the price beyond $9.75 if possible.’’ It was only after this that Topps agreed to an exclusivity period with Eisner. During that period, Feder was charged with negotiating, and the Proxy Statement says he twice tried without success to get, a price increase. By the end of February, it was clear that Eisner would not pay more and that the Board would have to accept or reject $9.75 per share, based on input from Lehman.

Although the March 1 Lehman materials indicate that Topps management had revised both the Moderate (a.k.a., Adjusted) and Aggressive (a.k.a., Management) forecasts downward, those revisions were relatively modest. What was not modest were changes that Lehman itself made. In the January 25 presentation, Lehman used a cost of capital between 11% and 12% to perform its Moderate Case DCF. It premised that range on the reasonable basis that Topps’s actual cost of capital was then 11.6%. But in the March 1 presentation, Lehman used a range of 11.5% to 13.5% to perform the same analysis, driving down the value range. Notably, the March 1 presentation still calculated Topps’s actual cost of capital at 11.6%. But rather than using that as a rough mid-point, Lehman decided to make it essentially the low end of its discount rate range. Similarly, Lehman’s March 1 presentation used a higher cost of capital for the Aggressive Case than it had used on January 25.

At oral argument, counsel for Topps explained another change that Lehman made that is, if true, difficult to fathom as the product of rational thinking. According to counsel, Lehman will not base a fairness opinion on projections that have not been prepared entirely by management. In the January 25 case, Lehman used the full five years of projections—the same projections disclosed in the

[12]	By contrast, the Proxy Statement fairly discloses the agreement Shorin negotiated with Eisner over his own future.

Proxy Statement—and calculated a terminal value at the end of that period, using exit multiples for that last purpose. In the March 1 presentation, Lehman truncated its DCF analysis to only use three years of the projections, and then used exit multiples to come up with a terminal value. Counsel for Topps implied that Lehman’s policy was designed to ensure that management’s projections and not its own drove the DCF analysis. Of course, this method—which puts even more weight on the terminal value calculation—does not rationally achieve that objective. The terminal value calculation embeds hugely important subjective judgments about the corporation’s future, including its likely future cash flows. Notably in this regard, Lehman accompanied its truncation of the period for which there were specific annual projections with a reduction in the range of exit multiples it used. On January 25, Lehman used an exit multiple range of 9.0 to 10.0. On March 1, Lehman used a range of 8.5 to 10.0. As with the discount rate change, Lehman also made this change to its Aggressive Case analysis. Interestingly, shortening the projection period from five to three years somehow led Lehman to use a lower rather than higher range of exit multiples.

As anyone who performs valuations knows, raising discount rates and lowering terminal multiples drives down the resulting value range. Subjective judgments like these are, of course, not scientific, but highly-paid valuation advisors should be able to rationally explain them. In this case, one can accept the decrease that came from management changes that made the projections more realistic based on more current information; indeed, the very modest nature of those changes—reducing expected compound annual sales growth in the Moderate Case from 5.8% to 5.6%, and in the Aggressive Case from 9.3% to 9.0%—inspires some confidence. What is not at all clear is why these modest changes were accompanied by major shifts in Lehman’s analytical approach.

Candidly, the defendants have not made any confidence-inspiring explanations for Lehman’s analytical changes. The record reflects what Dissident Director Ajdler feared—that Lehman would manipulate its analyses to try to make the Eisner offer look more attractive once it was clear Eisner would not budge on price. He sent an e-mail to Greenberg to that effect, and Greenberg’s response seemed to agree that was a possibility.

In finding that the Proxy Statement does not fairly address this issue, I do not and need not make any finding that there was a purposeful intent on Lehman’s part to generate a range of value that eased its ability to issue a fairness opinion. What I do find is that there is no evidence that the prior January 25 Moderate Case DCF analysis—which was based on five years of projections (and therefore involved less emphasis on a single terminal value estimate) and used a cost of capital that was rationally explained—was no longer reliable. That analysis cast the price Eisner was offering to pay in a quite different light than that which Lehman performed on March 1.

The January 25 presentation cannot be slighted as a selling document. This court is aware that one of the tasks of a diligent sell-side advisor is to present a responsibly aggressive set of future assumptions to buyers, in order to extract high bids. Here, though, the Moderate Case was not shared with bidders and there is no evidence that the January 25 presentation of that Case was intended as anything other than a responsible and genuine attempt at valuing Topps’s future cash flows.

Given the major subjective changes that Lehman made that were not explained, given that those changes made the Eisner bid look much more attractive, and given that those changes were made only after Feder’s attempts to negotiate a price higher than $9.75 had finally failed, the Proxy Statement is materially misleading for failing to discuss the advice given to the Board about valuation on January 25.

[13]	The projections underlying Lehman’s January 25 cases were to a large extent disclosed in the Proxy Statement and oddly coupled with disclosure of Lehman’s March 1 value ranges, which used modestly different projections. Thus, the ProxyStatement seems to contain a mismatch.
[14]	See, e.g., In re Pure Resources, Inc. S’holders Litig., 808 A.2d 421, 448 (Del. Ch. 2001) (explaining that when a disclosure ‘‘venture[s] into certain subjects, it must do so in a manner that is materially complete and unbiased by the omission of material facts’’).

3.	Alleged Omissions And Material Misstatements Of Fact Bearing On Upper Deck’s Credibility As A Bidder

The other major category of disclosure claims essentially focuses on whether the Proxy Statement accurately discloses the undisputed facts regarding Upper Deck’s interest in acquiring Topps.

Upper Deck argues, with some fairness, that the Proxy Statement makes a sustained attempt to demonstrate that Upper Deck does not have a genuinely serious interest in acquiring Topps, suggesting by implication that Upper Deck may simply want to gain a competitive advantage by learning Topps confidential information, or upsetting an attractive bid by Eisner and leaving a weakened Topps vulnerable, reeling from the turmoil of a failed sale process. Some of Upper Deck’s more debatable points will be discussed in the next section.

For now, I concentrate on those of Upper Deck’s arguments that involve facts that the defendants cannot actually dispute.

I begin with Upper Deck’s contentions regarding the fact that the Proxy Statement states that that during the second proxy contest, there was a general belief in the marketplace that Topps may be ‘‘willing to entertain acquisition proposals.’’ The intended implication of that statement is, of course, that all potential buyers knew that Topps’s would entertain unsolicited offers and that any serious acquisition candidate would thus be likely to make one. As noted, however, the Proxy Statement fails to disclose that on July 24, 2006, after having received two unsolicited offers and after having preliminary discussions with Eisner, Shorin, in connection with the second proxy contest, wrote a letter informing the market that a ‘‘quick fix’’ sale of Topps was not in the interests of Topps’s stockholders and would not be considered by the Topps’s board—i.e., that Topps was not for sale. The plaintiffs contend that although Topps may secretly have been willing to entertain unsolicited bids, Shorin discouraged bids by making that statement. They say that a reasonable Topps stockholder should therefore be reminded of that, given the spin Topps is putting on events. I agree, and find that the Proxy Statement is materially misleading by failing to disclose Shorin’s potentially bid-deterring statements to the market. Under Delaware law, when directors undertake to tell a story they must do it in a non-misleading manner.

The next point of contention actually involves the question of which side made the first move toward a possible Topps-Upper Deck deal in 2007. The Proxy Statement implies that Topps made contacting Upper Deck one of its first priorities once the Go Shop Period commenced. What the Proxy Statement omits to mention is that Upper Deck sent an expression of interest to Topps, through a letter to one of the Dissident Directors, before the Go Shop Period began. Because the Proxy Statement intentionally casts a negative light on Upper Deck’s sincerity as a bidder, the true chronology ought to be disclosed. Like my decision as to Shorin’s July, 2006 letter, this decision is heavily influenced by the tendentious recitation of events currently contained in the Proxy Statement.

Much more substantial are Upper Deck’s arguments that the Proxy Statement and other public statements of Topps have misrepresented the two acquisition overtures Upper Deck has made to buy Topps following the execution of the Eisner Merger Agreement. As explained, Topps has publicly disclosed that it rejected Upper Deck’s bid because of Upper Deck’s failure to provide a firm debt financing commitment. The Proxy Statement fails to disclose, however, that Upper Deck’s bid was not subject to a financing contingency. That is, Upper Deck was willing to enter into a merger agreement with Topps that would not let Upper Deck entirely off the hook in the event that it could not arrange financing. In that event, Upper Deck would be liable to Topps for the full amount of the $12 million reverse break-up fee that Upper Deck has proposed. That is the same remedy available to Topps if Eisner breaches. Topps did not make that clear. That was materially misleading. So was the failure to disclose the lack of a financing contingency.

Moreover, Upper Deck has now presented Topps with a letter from CIBC World Markets, a commercial lender, stating that CIBC is ‘‘highly confident’’ that it will be able to provide financing.

[15]	Malone v. Brincat, 722 A.2d 5, 12 (Del. 1998); In re Pure Resources, Inc. S’holders Litig., 808 A.2d 421, 448 (Del. Ch. 2002).

Although Topps decries the contingent nature of that letter, it also does not explain that many of the conditions described in the letter relate to CIBC’s desire to examine information that Topps was, at the time, refusing to provide to Upper Deck, or even CIBC (which promised not to share the information with Upper Deck).

Topps’s Proxy Statement also cites antitrust concerns and Upper Deck’s ‘‘unwillingness to sufficiently assume the risk associated with a failure to obtain the necessary antitrust approval.’’ The Proxy Statement does not disclose, however, that in Upper Deck’s revised unsolicited bid that it submitted after the close of the Go Shop Period, Upper Deck agreed to a strong ‘‘hell or high water’’ antitrust provision in which Upper Deck agreed to divest itself of any and all assets necessary to obtain regulatory approval. That is, if the antitrust regulators, or Major League Baseball for that matter, object to Upper Deck holding the only two existing licenses to print baseball cards, Upper Deck will divest itself of one of them. The only thing Upper Deck is unwilling to divest is its intellectual property, such as the Topps or Upper Deck name. Despite having every urgent reason to do so, Topps has identified no colorable argument as to why Upper Deck would or should be asked to do that. And Topps does not even fairly represent the substantial hell or high water provision offered by Upper Deck. In that respect, Topps also failed to disclose that Upper Deck presented Topps with an opinion from a reputable antitrust expert opining that there was no material antitrust risk.

Topps never responded substantively during the negotiation—or the litigation—process to explain its antitrust concerns. That is perhaps understandable. Fifty years ago, Topps bought its only competitor in the sports cards industry. Later, in the 1960s and again in the 1970s—when it was much harder to be an antitrust defendant—Topps was twice sued on antitrust grounds. It won both cases and was not required to divest any of its assets. In its papers and at oral argument, Topps could not rationally explain how Major League Baseball (an ironic antitrust plaintiff if ever there were one!) or anyone else could say that Upper Deck would have an illegal monopoly position if it acquired Topps. Upper Deck has agreed to divest one of the licenses if necessary and Major League Baseball is free to license another card manufacturer at any time. Based on that fact, Upper Deck’s antitrust expert opined, uncontradicted by Topps, that a Topps-Upper Deck merger would be approved by the federal antitrust regulators without so much as a second request for additional information. One would expect in high-stakes litigation like this that a well-heeled defendant like Topps would be able to present some credible expert evidence to support its antitrust views, if those views were in fact supportable. The fact that Topps has not is telling.

The fact that Upper Deck would own both its own name and the Topps brand would no more give it a monopoly on trading cards than would a merger of McDonald’s and Burger King constitute a hamburger monopoly simply because the combined enterprise owned both the Whopper and Big Mac names. As a matter of fair disclosure, it seems required for Topps to admit that it was the winning party in the leading cases that Upper Deck would cite if antitrust authorities questioned its acquisition of Topps. In that same regard, the Proxy Statement is critical of Upper Deck for not providing adequate assurances about antitrust risk. But the Proxy Statement does not explain that Upper Deck cannot even begin the Hart-Scott-Rodino clearance process because of the Standstill Agreement. That raises as a final matter the failure of Topps to disclose that the terms of the Standstill Agreement prevent Upper Deck from making a tender offer to Topps stockholders or from even responding to Topps’s public statements about the negotiations between the two rivals or the nature of Upper Deck’s bid.

E.    Who’s Telling The Truth?: The Parties’ Debate About How Things Actually Went Down

In the preceding section, I described the disclosure arguments of the moving parties that were based on matters generally not in dispute. Most of the remaining disclosure arguments of the

[16]	See Affidavit of Randall J. Sunshine, Ex. K.
.17	See Fleer Corporation v. Topps Chewing Gum, Inc., 658 F.2d 139 (3d Cir. 1981).
[18]	Sunshine Aff. Ex. K.

Stockholder Plaintiffs and Upper Deck fall into a different category. These are arguments premised on the notion that Proxy Statement has told only one version of a disputed version of events.

For their part, the Stockholder Plaintiffs mostly point to the numerous disagreements Dissident Director Ajdler has with the Proxy Statement’s rendition of key events. In that regard, the Stockholder Plaintiffs dilate on the Proxy Statement’s failure to disclose just how close Greenberg’s relationship was with Eisner. They say that the Proxy Statement should have disclosed that on at least one occasion, Greenberg asked Ajdler not to participate in a phone call with Eisner because that would ‘‘change the dynamic of the call.’’ Likewise, the Stockholder Plaintiffs claim that the Proxy Statement’s indication that Greenberg had had limited business dealings with Eisner understated their prior relationship.

The record reveals that this issue, like most of the Stockholder Plaintiffs’ contentions, is not properly raised as a disclosure issue. On this record, Ajdler’s version of events is no more credible on these points than Greenberg’s. Indeed, if I had to choose, I would tend to find Ajdler’s insinuation that Greenberg was in Eisner’s pocket unfounded. Even if Greenberg asked Ajdler not to be on a call with Eisner for the reasons expressed, that would not mean Greenberg was in cahoots with Eisner. It could simply mean that Eisner knew who Greenberg was, respected his bona fides, and would feel freer to communicate solely with someone with whom he had some experience than with a stranger.

The Greenberg issue is useful, though, because it illustrates a point distinct from the issues I am about to discuss. Ajdler is soliciting proxies against the Merger. He has been telling his version of events, ensuring that the Topps stockholders hear his version and that of the other Dissident Directors about a variety of issues, such as the dissolution of the Ad Hoc Committee and the exclusion of the Dissident Directors from the committee addressing the Go Shop Process and Upper Deck’s bid. The Stockholder Plaintiffs condemn those actions as conflicted and opportunistic corporate governance maneuvers. The defendants respond by pointing out that before Greenberg declined the invitation to serve as lead director, he asked Ajdler to assist him in that function and Ajdler declined. Feder reiterated that request after he was named lead director. The defendants say Ajdler, however, refused, but felt free to pester Feder and the other directors who were actively involved in the negotiations with a series of nuisance emails about the negotiations. Ajdler also questioned whether it was advisable for Topps to use management’s traditional law firm, Wilkie Farr, to give the legal advice during the sales process, especially since Wilkie Farr’s chairman served on the Topps board.

The stockholders can hear out both sides on these issues, and there is no need to force Topps to disclose a version of events that they contend never happened.

The same, however, is not true about the matters of contention between the Topps Incumbent Directors and Upper Deck. Topps and Upper Deck also have many disagreements about the true course of events, but only Topps has been able to tell its story to the Topps stockholders.

For example, as indicated previously, the Proxy Statement notes that Lehman had advised Topps in 2005 that because of the divergent nature of Topps’s Entertainment and Confectionary Businesses, there was no ‘‘logical strategic buyer for the company.’’ But Upper Deck claims that it had indicated its interest in acquiring Topps on several occasions before Topps entered into negotiations with Eisner. And in fact, Topps does not dispute that Upper Deck has made overtures about acquiring Topps in the past. In fact, Topps has submitted communications between Topps and Upper Deck dating from the 1998-2000 era, in which Upper Deck stated that it wanted to buy Topps in a friendly deal. Upper Deck contends that it reiterated that desire in both 2003 and 2004, as well as in 2005. Topps denies that Upper Deck contacted it in 2003 and 2004.

Topps and Upper Deck agree that in 2005, around the time Topps was shopping its Confectionary Business, Upper Deck contacted Lehman Brothers and expressed an interest in acquiring either the Entertainment Business or the entire company. The parties quibble, however, over the nature and timing of the discussions that followed. Topps contends that after Upper Deck’s initial overture, its interest in a transaction waned and that both Upper Deck, and CIBC, Upper Deck’s financial advisor, failed to return Lehman’s phone calls. Upper Deck contends that Upper Deck actually made a preliminary offer to acquire all of Topps for $11 a share, but gave up on pursuing a transaction after

Topps informed CIBC that it would not entertain an offer from Upper Deck for either the Entertainment Business or the entire company, citing, among other things, antitrust concerns. The Proxy Statement discloses only Topps’s version of events.

Likewise, Upper Deck believes that the Proxy Statement misrepresents the dynamics of the negotiations between Upper Deck and Topps during the Go Shop Period. The parties agree that Upper Deck made the first overture to Topps on February 20, 2007, about two weeks before Topps signed the Merger Agreement with Eisner. In that letter, Upper Deck expressed a desire to buy ‘‘all or part of the ‘entertainment assets’ of Topps.’’ The letter was sent from Upper Deck’s accounting firm to Dissident Director Brog. Because Brog was on vacation at the time and away from his office, he did not receive the letter until about a week later, yet before the Merger Agreement with Eisner was signed. Nonetheless, Topps opted to sign that Merger Agreement before talking to Upper Deck. This move was supported by Brog, who suggested that Topps contact Upper Deck ‘‘after we announce the transaction with [Eisner] (during the go-shop).’’

Topps contends that Lehman Brothers called Upper Deck’s CEO Richard McWilliam on March 6, the first day of the Go Shop Period. According to McWilliam, neither he nor his assistant heard from Lehman. McWilliam claims that they could not possibly have received any such call because they were away at a conference in Las Vegas. According to Upper Deck, discussions between the two rivals did not begin until Upper Deck’s financial advisor, CIBC, made another unsolicited call to Lehman a few days after the start of the Go Shop Period.

Upper Deck also denies Topps’s contention that Upper Deck was slow in its due diligence review of Topps and in formulating its $10.75 offer. Although Upper Deck did not submit its offer until two days before the close of the Go Shop, Upper Deck contends that Topps is at fault for any delay because it continually withheld information from Upper Deck that Upper Deck needed in order to make an accurate determination both of Topps’s stand-alone value, as well as the value of any potential synergies that might flow from a Topps-Upper Deck combination. According to Upper Deck, Topps initially placed only a skeletal amount of information in the virtual data room that Upper Deck was using to conduct due diligence. Then, after Upper Deck complained, Topps flooded the room with large amounts of irrelevant information.

Topps has reasonable responses, pointing out that it gave Upper Deck the same information it gave to every other bidder with respect to the Confectionary Business. Moreover, with respect to the Entertainment Business, although Topps withheld some information regarding product-by-product profitability and the details of its license agreements with Major League Baseball and other sports leagues, Topps gave Upper Deck higher level data that should have been sufficient for Upper Deck, given that Upper Deck is highly knowledgeable about the sports cards industry. To that point, Topps claims that it would have been unreasonable for Upper Deck to have expected Topps to divulge its most sensitive information to its chief competitor without a more definitive commitment to purchase.

This sort of ‘‘he said, she said’’ stuff between a bidder and a target cannot be rationally sorted out by a court in a preliminary injunction proceeding so as to permit the formulation of a judicial order requiring the target to disclose the bidder’s preferred version of events. In the usual circumstances, that does not have a materially adverse effect on stockholders, because the bidder can tell its side of events and the stockholders therefore have an opportunity to make their own judgment about who is right. But in this case, the Topps Incumbent Directors have refused to release Upper Deck from the Standstill, even for the limited purpose of communicating with the Topps stockholders.

[19]	See, e.g., Zaucha v. Brody, 1997 WL 305841, at *5 (Del. Ch. 1997) (‘‘Assuming that one party’s disclosures are not adequate, the court will consider the information provided by the opposing party in determining whether to set a contested solicitation aside.’’) (aff’d 697 A.2d 749 (Del. 1997)); see also Spielman v. Gen. Host Corp., 402 F. Supp. 190, 194-95 (S.D.N.Y. 1975) (‘‘[T]he fact that there is a contest for control means that a failure to present information may be rendered harmless by disclosure from others, such as the target company, the competing tenderor or outside sources.’’), aff’d 358 F.2d 39 (2d Cir. 1976).

IV.    The Essence of The Revlon Claims

The Revlon arguments advanced by the Stockholder Plaintiffs and Upper Deck differ a bit in their focus. I begin with the Stockholder Plaintiffs’ Revlon arguments, which are premised on the notion that the Incumbent Directors who constitute a majority of the Topps board have been motivated by a desire to ensure that Topps remains under the control of someone friendly to the Shorin family and who will continue Shorin family members in the top leadership position. Since Shorin was forced into a face-saving settlement adding the Dissidents to the board, Shorin has known that time was running out on him. Therefore, he was motivated to find a buyer who was friendly to him and would guarantee that Shorin and Silverstein, his son-in-law, would continue to play leading roles at Topps. If Shorin didn’t strike a deal to that effect before the 2007 annual meeting, he faced the prospect of having a new board majority oust him and his son-in law from their managerial positions, and being relegated to a mere 7% stockholder of the company his father and uncles started, and that he has personally managed as CEO for more than a quarter century. According to the Stockholder Plaintiffs, Eisner was the answer to Shorin’s dilemma, as he promised to be ‘‘helpful’’ by taking Topps private and retaining Silverstein as CEO.

To the supposed end of helping Shorin meet his personal objectives, the Topps board majority resisted the Dissidents’ desire for a public auction of Topps, and signed up a deal with Eisner without any effort to shop the company beforehand. Not only that, the Stockholder Plaintiffs contend that defendant Greenberg capped the price that could be extracted from Eisner by making an ill-advised and unauthorized decision to mention to Eisner that a $10 per share bid was likely to command the support of the non-Dissident directors.

The Stockholder Plaintiffs also complain that the deal protection measures in the Merger Agreement precluded any effective post-signing market check. Although the Stockholder Plaintiffs admit the Merger Agreement contained a Go Shop provision allowing Topps to shop the company for forty days, the Stockholder Plaintiffs contend that that time period was too short and that the break-up fee and match right provided to Eisner were, in combination, too bid-chilling. Therefore, although Topps approached over 100 financial and strategic bidders to solicit their interest, the Stockholder Plaintiffs say that effort was bound to fail from the get-go, especially given the market’s justifiable suspicions that Shorin and the board majority wanted to do a deal with Eisner to preserve the Shorin family’s managerial influence.

It is at this stage that the arguments of the Stockholder Plaintiffs and Upper Deck intersect. Although Upper Deck does not stress the failure of Topps to seek out a bid from it before signing up a deal with Eisner, it does contend that the Topps board’s lack of responsiveness to its expression of interest in presenting a bid at $10.75 per share evidences the entrenchment motivations highlighted by the Stockholder Plaintiffs.

Upper Deck contends that the Topps board unjustifiably delayed its access to, and the scope of, due diligence materials. Upper Deck argues that the Topps board manufactured pretextual excuses not to decide before the end of the Go Shop Period that Upper Deck had presented a proposal reasonably likely to result in a Superior Proposal. By that decision, the Topps board gave up its ability freely to continue discussions with Upper Deck.

When Upper Deck refused to lose heart and continued to press ahead by making a formal unsolicited bid at $10.75 per share, Upper Deck says it met with further resistance, in the form of withheld due diligence and unsubstantiated concerns about Upper Deck’s ability and commitment to closing a deal. Finally, Upper Deck found itself publicly criticized by the Topps board for having failed to act as a diligent, serious bidder.

When it met those obstacles, Upper Deck asked to be released from the Standstill so that it could: (1) present a tender offer directly to the Topps stockholders; and (2) present its own version of events to the Topps stockholders to correct the misstatements allegedly made by Topps about Upper Deck. But Topps refused, despite its undisputed right under the Eisner Merger Agreement to grant such a relief if the board believed its fiduciary duties so required.

According to Upper Deck (and the Stockholder Plaintiffs), by this pattern of behavior, the Topps board majority has clearly abandoned any pretense of trying to secure the highest price reasonably available. Instead of using the Standstill Agreement for a proper value-maximizing purpose, the Topps board majority is using that Agreement to leave the Topps stockholders with only one viable alternative, Eisner’s bid, based on a skewed informational base. Unless injunctive relief issues to prevent the Merger vote, Upper Deck (and the Stockholder Plaintiffs) contend that the Topps stockholders face irreparable injury because they will vote on the Merger in ignorance of Upper Deck’s version of events and, even more important, without the chance to accept a tender offer from Upper Deck at a price higher than Eisner’s offer.

These are in essence, the key Revlon arguments made by the Stockholder Plaintiffs and Upper Deck in support of their application for a preliminary injunction.

V.    Resolution Of The Revlon Claims And Decision On The Scope Of The Injunction

Upper Deck and the Stockholder Plaintiffs have moved for a preliminary injunction seeking to (1) stop the shareholder vote on the Eisner Merger; (2) require Topps to correct material misstatements in the Proxy Statement; and (3) prevent Topps from using the Standstill Agreement to preclude Upper Deck from publicly discussing its bid for Topps or from making a non-coercive tender offer directly to the Topps stockholders. In the previous sections, I addressed the moving parties’ disclosure claims and identified the additional and corrective disclosures that are required before the Eisner Merger vote may proceed. The only task remaining therefore is to determine whether the moving parties’ Revlon claims warrant the broader injunctive relief sought.

The legal standard governing the resolution of that question is well settled. In order to warrant injunctive relief, the moving parties must prove that (1) they are likely to succeed on the merits of theirRevlon claims; (2) they will suffer imminent irreparable harm if an injunction is not granted; and (3) the balance of the equities weighs in favor of issuing the injunction. I turn to those issues now, dividing the analysis in two parts. First, I address the decisions of the Topps board leading up to the signing of the Merger Agreement with Eisner. I then turn to the Topps board’s dealings with Upper Deck after the Merger Agreement was executed.

The Stockholder Plaintiffs have largely taken the lead on the first time period. They argue that the Incumbent Directors unreasonably resisted the desire of the Dissident Directors to conduct a full auction before signing the Merger Agreement, that Greenberg capped the price Eisner could be asked to pay by mentioning that a $10 per share price would likely command support from the Incumbent Directors, that the Incumbent Directors unfairly restricted the Dissident Director’s ability to participate in the Merger negotiation and consideration process, and that the Incumbent Directors foreclosed a reasonable possibility of obtaining a better bid during the Go Shop Period by restricting that time period and granting Eisner excessive deal protections. For its part, Upper Deck echoes these arguments, and supplements them with a contention that Upper Deck had made its desire to make a bid known in 2005, before Eisner ever made a formal bid, and was turned away.

Although these arguments are not without color, they are not vibrant enough to convince me that they would sustain a finding of breach of fiduciary duty after trial. A close reading of the record reveals that a spirited debate occurred between the two members of the Ad Hoc Committee who were Incumbent Directors, Greenberg and Feder, and the two who were Dissident Directors, Ajdler

[20]	Consistent with its Revlon argument, Upper Deck also contends that Topps has itself violated the Standstill Agreement. By falsely disparaging Upper Deck’s conduct and bid in public, Topps allegedly breached an implied covenant of good faith and fair dealing in that Agreement, a material breach that has the effect of releasing Upper Deck from the Standstill. Similarly, the clear premise of the Standstill Agreement was that Upper Deck would, in exchange for agreeing to the Standstill, be treated with good faith by Topps in the due diligence and bidding process. Because Topps’s behavior supposedly evidences pervasive bad faith toward Upper Deck, Upper Deck contends that behavior constitutes another example of a prior material breach, relieving it of its obligations under the Standstill.
[21]	E.g., Revlon, 506 A.2d at 1055-56.

and Brog. After examining the record, I am not at all convinced that Greenberg and Feder were wrong to resist the Dissidents’ demand for a full auction. Topps had run an auction for its Confectionary Business in 2005, without success.

The market knew that Topps, which had no poison pill in place, had compromised a proxy fight in 2006, with the insurgents clearly prevailing. Thus, although Shorin had put out a letter before the settlement of the proxy fight indicating that a ‘‘quick fix’’ sale was not in the interests of stockholders, the pot was stirred and ravenous capitalists should have been able to smell the possibility of a deal. Certainly that was true of Upper Deck, which is Topps’s primary competitor. Now, of course, Upper Deck says that its overtures were rebuffed by Lehman, Topps’s banker, a year earlier. But one must assume that Upper Deck is run by adults. As Topps’s leading competitor, it knew the stress the Dissident Directors would be exerting on Shorin to increase shareholder value. If Upper Deck wanted to make a strong move at that time, it could have contacted Shorin directly (e.g., the trite lunch at the Four Seasons), written a bear hug letter, or made some other serious expression of interest, as it had several years earlier. The fact that it did not, inclines me toward the view that the defendants are likely correct in arguing that Upper Deck was focused on acquiring and then digesting another company, Fleer, during 2005 and 2006, and therefore did not make an aggressive run at (a clearly reluctant) Topps in those years.

Given these circumstances, the belief of the Incumbent Directors on the Ad Hoc Committee, and the full board, that another failed auction could damage Topps, strikes me, on this record, as a reasonable one.

In coming to that conclusion, I am also influenced by the fluctuating views of Dissident Director Ajdler, who is repeatedly quoted by the Stockholder Plaintiffs. When their moving papers were filed, they argued that Greenberg had breached his fiduciary duties by mentioning a supposedly low ball $10 per share price to Eisner without board authority, and therefore alleviating any incentive on Eisner’s part to offer more. As it turns out, Ajdler was critical of Greenberg’s move, not because $10 was too low, but because he feared that mentioning that price would scare Eisner away. Ajdler harbored that concern because two other bidders who had looked closely at Topps had withdrawn expressions of interest in buying at much lower prices. There is therefore nothing to this argument. Furthermore, I cannot find that Greenberg’s move was unreasonable or poorly motivated. The price he mentioned was a substantial one, and Greenberg actually used the divide on the Topps board in order to suggest to Eisner he needed to get north of $10. Greenberg told Eisner that $10 would likely command the support of the Incumbents but that he did not know if it would satisfy the Dissidents. This sort of communication can be read as suggesting to Eisner that he ought to bid higher so as to gain the consensus support of the Topps board. At some point in the sales dance, someone has to make a move toward specificity. I am unpersuaded that after trial I would find Greenberg’s to have been unreasonable.

Likewise, I am not convinced that the Incumbent Directors treated the Dissident Directors in a manner that adversely affected the ability of the board to obtain the highest value. The Dissident Directors were full of ideas—ideas that diverged widely. Their views of Topps’s value do not suggest that the Topps board’s approach was off the mark. One estimate of Ajdler’s was that Topps would fetch $9.50 to $10.50 per share in an open auction. Indeed, that estimate was based on optimistic projections of Topps’s future cash flows.

Greenberg and Feder heard Ajdler out about all his ideas. Although they at times expressed impatience with Ajdler and Brog, that impatience was understandable given the frequency, tenor, and shifting nature of the input received. To that point, I note that Greenberg stepped aside when the Dissident Directors claimed that his prior relationships with Eisner tainted him as a negotiator. Those prior relationships do not strike me as substantial enough to have compromised Greenberg’s ability to do that task with fidelity and skill, but to have been substantial enough to have been useful in giving

[22]	See Declaration of Andrew Gasper (June 12, 2007), Ex. A.
[23]	See Affidavit of Christopher E. Morris (June 8, 2007) at ¶¶ 3-4; Affidavit of Christopher E. Morris (June 13, 2007) at ¶¶ 2-3.

Greenberg credibility with Eisner and knowledge of Eisner that might have helped Topps get a better deal. But Greenberg did not press the point in deference to the Dissidents’ wishes. When Feder stepped in, he specifically asked Ajdler to participate in the negotiations. Ajdler refused and then acted as a backseat driver by carping at Feder through e-mails.

In the end, I perceive no unreasonable flaw in the approach that the Topps board took to negotiating the Merger Agreement with Eisner. I see no evidence that another bidder who expressed a serious interest to get in the game during 2006 was fended off. There is no suggestion by even the Stockholder Plaintiffs that the two other private equity firms who discussed making a bid with Topps were inappropriately treated.

Most important, I do not believe that the substantive terms of the Merger Agreement suggest an unreasonable approach to value maximization. The Topps board did not accept Eisner’s $9.24 bid. They got him up to $9.75 per share—not their desired goal but a respectable price, especially given Topps’s actual earnings history and the precarious nature of its business.

Critical, of course, to my determination is that the Topps board recognized that they had not done a pre-signing market check. Therefore, they secured a 40-day Go Shop Period and the right to continue discussions with any bidder arising during that time who was deemed by the board likely to make a Superior Proposal. Furthermore, the advantage given to Eisner over later arriving bidders is difficult to see as unreasonable. He was given a match right, a useful deal protection for him, but one that has frequently been overcome in other real-world situations. Likewise, the termination fee and expense reimbursement he was to receive if Topps terminated and accepted another deal—an eventuality more likely to occur after the Go Shop Period expired than during it—was around 4.3% of the total deal value. Although this is a bit high in percentage terms, it includes Eisner’s expenses, and therefore can be explained by the relatively small size of the deal. At 42 cents a share, the termination fee (including expenses) is not of the magnitude that I believe was likely to have deterred a bidder with an interest in materially outbidding Eisner. In fact, Upper Deck’s expression of interest seems to prove that point—the termination fee is not even one of the factors it stresses.

Although a target might desire a longer Go Shop Period or a lower break fee, the deal protections the Topps board agreed to in the Merger Agreement seem to have left reasonable room for an effective post-signing market check. For 40 days, the Topps board could shop like Paris Hilton. Even after the Go Shop Period expired, the Topps board could entertain an unsolicited bid, and, subject to Eisner’s match right, accept a Superior Proposal. The 40-day Go Shop Period and this later right work together, as they allowed interested bidders to talk to Topps and obtain information during the Go Shop Period with the knowledge that if they needed more time to decide whether to make a bid, they could lob in an unsolicited Superior Proposal after the Period expired and resume the process.

In finding that this approach to value maximization was likely a reasonable one, I also take into account the potential utility of having the proverbial bird in hand. Although it is true that having signed up with Eisner at $9.75 likely prevented Topps from securing another deal at $10, the $9.75 bird in hand might be thought useful in creating circumstances where other bidders would feel more comfortable paying something like Upper Deck now says it is willing to bid. Because a credible buying group—comprised not only of Eisner, an experienced buyer of businesses for Disney, but also the experienced private equity firm, Madison Dearborn—had promised to pay $9.75, other bidders could take some confidence in that and have some form of ‘‘sucker’s insurance’’ for considering a bid higher than that. Human beings, for better or worse, like cover. We tend to feel better about being wrong, if we can say others made the same mistake. Stated more positively, recognizing our own limitations, we often, quite rationally, take comfort when someone whose acumen and judgment we respect validates our inclinations. A credible, committed first buyer serves that role.

In this regard, Topps’s decision to enter into the Merger Agreement with Eisner despite its having received an unsolicited indication of interest from Upper Deck a few days before the signing was also

[24]	See, e.g., Ace Ltd. v. Capital Re Corp., 747 A.2d 95 (Del. Ch. 1999) (topping bid made by alternative buyer despite substantial termination fee and match right).

likely not an unreasonable one. This is perhaps a closer call, but the suggestion of Dissident Director Brog to respond to Upper Deck only after inking the Eisner deal bolsters this conclusion. Although the facts on this point are less than clear, as discussed, Topps appears to have had rational reason to be suspicious of Upper Deck’s sincerity. Upper Deck had made proposals before, but had often appeared flaky. Moreover, Upper Deck was only expressing an interest in the Entertainment Business, not the whole company at that point. A sale of the Entertainment Business would have left Topps with a floundering Confectionary Business that it had already tried to sell once, without success. Signing up a sure thing with Eisner forced Upper Deck to get serious about the whole company, and set a price floor that Upper Deck knew it had to beat by a material amount.

For all these reasons, I cannot buttress the issuance of an injunction on the alleged unreasonableness of the Topps’s board decision to sign up the Merger Agreement. I now turn to the more troubling claims raised, which are about the board’s conduct after the Merger Agreement was consummated.

The parties have presented competing versions of the events surrounding Topps’s discussions with Upper Deck during the Go Shop Period, beginning with a fight over who was the first to contact the other and when the parties began discussing the Standstill Agreement, which was not executed until the start of the third week of the Go Shop Period. Neither party emerges from these arguments in an entirely positive light. Regardless of whose version of events is correct, the Topps board was hardly as receptive as one would expect in a situation where it received an unsolicited overture from a competitor who had long expressed interest in buying Topps in a friendly deal and who, given the likely synergies involved in a combination of the two businesses, might, if serious about doing a deal, be able to pay a materially higher price than a financial buyer like Eisner. And when Upper Deck actually suggested a price materially higher than Eisner, the Topps Incumbent Directors controlling the process did not evince enthusiasm about the possibilities for the stockholders; rather, they seemed more bent on coming up with obstacles to securing that higher value. This regrettably suggests that the Topps Incumbent Directors favored Eisner, who they perceived as a friendly suitor who had pledged to retain management and would continue Shorin and his family in an influential role.

At the same time, Upper Deck hardly moved with the speed expected of an interested buyer that has a limited time in which to secure a deal. Rather, Upper Deck initially acted in a manner that created rational questions about its seriousness and whether it was simply looking to poke around in Topps’s files. To that point, Upper Deck failed to acknowledge Topps’s legitimate concerns about entering into serious discussions with its only baseball card competitor. Upper Deck overreached when it asked for a provision in the Standstill Agreement obligating Topps to turn over to it the same information it provided to Eisner and the other bidders. Upper Deck was not the same as the other bidders and Topps had good reason to be skeptical of Upper Deck’s intentions. Topps had to balance its concerns about the possibility that Upper Deck might use the Go Shop process as a pretext for gaining access to Topps’s proprietary information with the possibility that Upper Deck might be willing to make higher bid than Eisner. There is a colorable argument that in the weeks that followed, Topps did not balance those concerns properly and rather relied on Upper Deck’s status as a

[25]	In this same vein, Topps’s primary contractual arguments, which are based on the express, and allegedly implied, terms of the Standstill Agreement do not have a reasonable likelihood of success. Upper Deck contends that it entered into the Standstill Agreement based on the understanding that Topps would provide it with whatever information it needed to formulate a bid and that it would turn over the same information it gave to Eisner and others. Upper Deck contends that Topps breached the Standstill Agreement by failing to do so. Clearly, however, Upper Deck had no such belief because it asked for an express contractual provision to that effect and was denied. Upper Deck’s more colorable contract claim is that Topps’s breached the Standstill Agreement by publicly discussing—and disparaging—Upper Deck’s bid. Upper Deck contends that, as a result, it should be excused from performance under the Standstill Agreement in order to respond to the misstatements made by Topps. Admittedly, the literal terms of the Standstill Agreement would not support an express breach of contract claim on this theory. Upper Deck may, however, have a viable claim for breach of the implied covenant of good faith and fair dealing in the Standstill Agreement. Because I conclude that the Topps board cannot, consistent with it fiduciary duties, exercise its contractual rights to prevent Upper Deck from responding to Topps’s disclosures or from allowing it to take a non-coercive tender offer directly to Topps’s stockholders, I need not resolve that contractual question.

competitor as a pretext to keep Upper Deck at bay in order to preserve its friendly deal with Eisner. At the same time, Upper Deck’s contention that it was delayed in submitting an actual bid for Topps by due diligence gamesmanship is undermined by the fact that Upper Deck claims (hotly disputed by Topps) to have made a blind, unsolicited bid for Topps at $11 a share in 2005. If it was able to make a blind bid then, why not in 2007?

In any event, I need not obsess over the behavior of the parties during the Go Shop Period. Upper Deck did finally make a formal bid for Topps at $10.75 per share two days before the close of the Go Shop. The Topps board had a fiduciary obligation to consider that bid in good faith and to determine whether it was a Superior Proposal or reasonably likely to lead to one. That is especially the case because the Topps board was duty bound to pursue the highest price reasonably attainable, given that they were recommending that the stockholders sell their shares to Eisner for cash.

Because of the final-hour nature of the bid, the Topps board had to determine whethe to treat Upper Deck as an Excluded Party under the Merger Agreement so that it could continue negotiations with it after the close of the Go Shop Period. The Topps board’s decision not to do so strikes me as highly questionable. In reaching that conclusion, I recognize that Topps had legitimate concerns about Upper Deck’s bid. Although there was no financing contingency in the proposal, Topps had reason for concern because Upper Deck has proposed to limit its liability under its proposed deal to $12 million in the event it was not able to close the transaction. Underlying Topps’s skepticism of the seriousness of Upper Deck’s proposal was perhaps the suspicion that Upper Deck was willing to pay $12 million simply to blow up Topps’s deal with Eisner. Topps had to consider the possibility that Upper Deck was afraid that Eisner, by leveraging his reputation in the entertainment community, might be able to turn Topps into a stronger competitor than it had previously been.

Moreover, Upper Deck’s initial proposal arguably did not address Topps’s concerns that Upper Deck’s proposal raised antitrust concerns. In its initial unsolicited overture to Topps before the Eisner deal was signed, Upper Deck acknowledged that there might be some antitrust issues associated with a merger of the two firms. Yet, in its initial bid, Upper Deck proposed placing virtually all of the antitrust risk on Topps. True, Topps had been down this road itself before, and won, but the lack of any more substantial antitrust assurance in Upper Deck’s initial bid arguably gave Upper Deck too easy an out in the event that regulators raised even a minor objection because of the optics of the transaction.

That said, Upper Deck was offering a substantially higher price, and rather than responding to Upper Deck’s proposal by raising these legitimate concerns, the Topps board chose to tie its hands by failing to declare Upper Deck an Excluded Party in a situation where it would have cost Topps nothing to do so. Eisner would have had no contractual basis to complain about a Topps board decision to treat Upper Deck as an Excluded Party in light of Upper Deck’s 10% higher bid price.

Upper Deck’s first bid may not have been a Superior Proposal. But Topps had no reason to believe that the terms of Upper Deck’s bid were non-negotiable, and it would have been reasonable for the Topps directors to have believed that their financing and antitrust concerns were manageable ones that could and, indeed, should have been capable of reasonable resolution in subsequent negotiating rounds. Topps could have gone back to Upper Deck with a proposal to increase the reverse termination fee and could have proposed a reasonable provision to deal with the antitrust concerns. By declaring Upper Deck an Excluded Party, the Topps board would have preserved maximum flexibility to negotiate freely with Upper Deck. The downside of such a declaration is hard to perceive.

[26]	Revlon, 506 A.2d at 184 n.16; QVC, 637 A.2d at 34.

The only advantage I can perceive from the decision not to continue talking with Upper Deck was if that decision was intended to signal Topps’s insistence on a better bid that satisfied its concerns. But the behavior of the Topps’s Incumbent Directors and their advisors, as revealed in this record, does not suggest such a motivation. The decision of Brog to abstain from the vote on that issue is an oddment, I admit, which lends support to the decision, but is consistent with the Dissident Directors’ enigmatic behavior and possibly a refusal by Brog to vote on the issue, given his exclusion from the sale process. The reason I remain troubled by the decision is that the behavior of the Topps Incumbent Directors after this point inspires no confidence that their prior actions were motivated by a desire to advance the interests of Topps stockholders.

Upper Deck came back a month later with an improved unsolicited bid. That bid again offered a price materially higher than Eisner’s: $10.75 per share. That bid also was, again, not any more financially contingent than Eisner’s bid; there was no financial contingency, but Topps’s remedy was limited to a $12 million reverse break-up fee. This time, to address Topps’s antitrust concerns, Upper Deck offered a strong ‘‘come hell or high water’’ provision offering to divest key licenses if required by antitrust regulators, as well as an opinion by a respected antitrust expert addressing Topps’s still unspecified antitrust concerns.

Although the Topps Incumbent Directors did obtain a waiver from Eisner to enter discussions with Upper Deck about this bid, they did not pursue the potential for higher value with the diligence and genuineness expected of directors seeking to get the best value for stockholders. Topps made no reasonable counter-offer on the antitrust issue and failed to identify why the transaction proposed a genuine antitrust concern. Instead, Topps insisted that Upper Deck agree to accept any condition, however extreme, proposed by antitrust regulators, and Topps never acknowledged its own past antitrust victories. Although Topps felt free to negotiate price with Eisner when he was promising to pay a materially lower price, cap his liability at $12 million, and condition his deal on approval by Topps licensors (which Upper Deck did not), it never made reasonable suggestions to Upper Deck about a higher reverse break-up fee, antitrust issues, or price. Furthermore, although it did a deal with Eisner with only very limited remedial recourse if he breached, largely one senses, because of the reputational damage Eisner would suffer if he failed to close, the Topps board never seems to have taken into account the reputational damage Upper Deck would suffer if it did the same, despite its knowledge that Upper Deck has acquired other businesses in the past (remember Fleer?) and may therefore wish to continue to do so.

This behavior is consistent with a record that indicates that Shorin was never enthusiastic about the idea of having his family company end up in the hands of an upstart rival. That possible motivation is one that I do not approach in the same reductivist manner as the moving parties. Quite frankly, neither of the moving parties has made the case that Shorin and Silverstein are not skilled, competent, hard-working executives. More important, it is often the case that founders (and sons of founders) believe that their businesses stand for something more than their stock price. Founders therefore often care how their family legacy—in the form of a corporate culture that treats workers and consumers well, or a commitment to product quality—will fare if the corporation is placed under new stewardship.

The record before me clearly evidences Shorin’s diffidence toward Upper Deck and his comparatively much greater enthusiasm for doing a deal with Eisner. Eisner’s deal is premised on continuity of management and involvement of the Shorin family in the firm’s business going forward. Upper Deck is in the same business line and does not need Shorin or his top managers.

[27]	Cf. Paramount Communications, Inc. v. Time, Inc., 1989 WL 79880, at *7 (Del. Ch. 1989) (‘‘There may be at work here a force more subtle than a desire to maintain a title or office in order to assure continued salary or prerequisites. Many people commit a huge portion of their lives to a single large-scale business organization. They derive their identity in part from that organization and feel that they contribute to the identity of the firm. The mission of the firm is not seen by those involved with it as wholly economic, nor the continued existence of its distinctive identity as a matter of indifference.’’), aff’d, 571 A.2d 1140 (Del. 1989).

Although Shorin and the other defendants claim that they truly desire to get the highest value and want nothing more than to get a topping bid from Upper Deck that they can accept, their behavior belies those protestations. In reaching that conclusion, I rely not only on the defendants’ apparent failure to undertake diligent good faith efforts at bargaining with Upper Deck, I also rely on the misrepresentations of fact about Upper Deck’s offer that are contained in Topps’s public statements.

This raises the related issue of how the defendants have used the Standstill. Standstills serve legitimate purposes. When a corporation is running a sale process, it is responsible, if not mandated, for the board to ensure that confidential information is not misused by bidders and advisors whose interests are not aligned with the corporation, to establish rules of the game that promote an orderly auction, and to give the corporation leverage to extract concessions from the parties who seek to make a bid.

But standstills are also subject to abuse. Parties like Eisner often, as was done here, insist on a standstill as a deal protection. Furthermore, a standstill can be used by a target improperly to favor one bidder over another, not for reasons consistent with stockholder interest, but because managers prefer one bidder for their own motives.

In this case, the Topps board reserved the right to waive the Standstill if its fiduciary duties required. That was an important thing to do, given that there was no shopping process before signing with Eisner.

The fiduciary out here also highlights a reality. Although the Standstill is a contract, the Topps board is bound to use its contractual power under that contract only for proper purposes. On this record, I am convinced that Upper Deck has shown a reasonable probability of success on its claim that the Topps board is misusing the Standstill. As I have indicated, I cannot read the record as indicating that the Topps board is using the Standstill to extract reasonable concessions from Upper Deck in order to unlock higher value. The Topps board’s negotiating posture and factual misrepresentations are more redolent of pretext, than of a sincere desire to comply with their Revlon duties.

Frustrated with its attempt to negotiate with Topps, Upper Deck asked for a release from the Standstill to make a tender offer on the terms it offered to Topps and to communicate with Topps’s stockholders. The Topps board refused. That refusal not only keeps the stockholders from having the chance to accept a potentially more attractive higher priced deal, it keeps them in the dark about Upper Deck’s version of important events, and it keeps Upper Deck from obtaining antitrust clearance, because it cannot begin the process without either a signed merger agreement or a formal tender offer.

Because the Topps board is recommending that the stockholders cash out, its decision to foreclose its stockholders from receiving an offer from Upper Deck seems likely, after trial, to be found a breach of fiduciary duty. If Upper Deck makes a tender at $10.75 per share on the conditions it has outlined, the Topps stockholders will still be free to reject that offer if the Topps board convinces them it is too conditional. Indeed, Upper Deck is not even asking for some sort of prior restraint preventing the Topps board from implementing a rights plan in the event of a tender offer (although Upper Deck has indicated that will begin round two of this litigation if Topps does). What Upper Deck is asking for is release from the prior restraint on it, a prior restraint that prevents Topps’s stockholders from choosing another higher-priced deal. Given that the Topps board has decided to sell the company, and is not using the Standstill Agreement for any apparent legitimate

[28]	Contemplate, for example, a final round auction involving three credible, but now tired bidders, who emerged from a broad market canvass. One can easily imagine how a board striving in good faith to extract the last dollar they could for their stockholders might promise the three remaining bidders that the top bidder at 8:00 p.m. on the next Friday will get very strong deal protections including a promise from the target not to waive the Standstill as to the losers.

purpose, its refusal to release Upper Deck justifies an injunction. Otherwise, the Topps stockholders may be foreclosed from ever considering Upper Deck’s offer, a result that, under our precedent, threatens irreparable injury.

Similarly, Topps went public with statements disparaging Upper Deck’s bid and its seriousness but continues to use the Standstill to prevent Upper Deck from telling its own side of the story. The Topps board seeks to have the Topps stockholders accept Eisner’s bid without hearing the full story. That is not a proper use of a standstill by a fiduciary given the circumstances presented here. Rather, it threatens the Topps stockholders with making an important decision on an uninformed basis, a threat that justifies injunctive relief.

As this reasoning recognizes, one danger of an injunction based on the Topps board’s refusal to waive the Standstill is that it will reduce the board’s leverage to bargain with Upper Deck. Because this record suggests no genuine desire by the board to use the Standstill for that purpose, that danger is minimal. To address it, however, the injunction I will issue will not allow Upper Deck to go backwards as it were. The Merger vote will be enjoined until after Topps has granted Upper Deck a waiver of the Standstill to: (1) make an all shares, non-coercive tender offer of $10.75 cash or more per share, on conditions as to financing and antitrust no less favorable to Topps than contained in Upper Deck’s most recent offer; and (2) communicate with Topps stockholders about its version of relevant events. The parties shall settle the order in good faith so as to avoid any timing inequities to either Eisner or Upper Deck, and therefore to the Topps stockholders. The injunction will not permit Upper Deck any relief from its obligations not to misuse Topps’s confidential information.

In reaching a remedy, I also take into account unsolicited correspondence I received from the defendants today at a time when this decision was being finalized for imminent issuance. That correspondence suggests that the Topps incumbent directors, facing the possibility of an injunction, have now begun to negotiate more earnestly with Upper Deck and to make more serious overtures. Regrettably, Topps did not consult with Upper Deck before sending in the correspondence, has not put off the Eisner Merger vote, and has not obtained Upper Deck’s agreement that a delay in issuing this decision is in order. That leaves me in an uncomfortable place. Given the record as it existed as of mid-day, I conclude that an injunction of the kind I have outlined above remains in order. By its terms, that injunction will not prevent Topps from keeping the Standstill in place but if it chooses to do so, it will not be able to proceed with the Merger vote.

The other danger of an injunction of this kind is premised on a fear that stockholders will make an erroneous decision. In this regard, it is notable that nothing in this decision purports to compel the Topps board to enter a merger agreement with Upper Deck that it believes to be unduly conditional. What this decision does conclude is that, on this record, there is no reasonable basis for permitting the Topps board to deny its stockholders the chance to consider for themselves whether to prefer Upper Deck’s higher-priced deal, taking into account its unique risks, over Eisner’s lower-priced deal, which has its own risks. If the Topps board sees the Upper Deck tender offer and believes it should not be accepted, it can tell the stockholders why. It can even consider the use of a rights plan to prevent the tender offer’s procession, if it can square use of such a plan with its obligations under Revlon and

[29]	E.g., MacAndrews & Forbes Holdings, Inc. v. Revlon, Inc., 501 A.2d 1239, 1251 (Del. Ch. 1985), aff’d, 506 A.2d 173 (Del. 1986).
[30]	See, e.g., Louisiana Municipal Police Employees’ Retirement System v. Crawford, 918 A.2d 1172, 1192 (Del. Ch. 2007) (‘‘Shareholders would suffer irreparable harm [if they] were . . . forced to vote without knowledge of . . . material facts.’’); ODS Technologies, Inc. v. Marshall, 832 A.2d 1254, 1262 (Del. Ch.2003) (‘‘The threat of an uninformed stockholder vote constitutes irreparable harm.’’); Pure Resources, 808 A.2d at 452 (‘‘[I]rreparable injury is threatened when a stockholder might make a tender or voting decision on the basis of materially misleading or inadequate information.’’).
[31]	See, e.g., Revlon, 506 A.2d at 184 (‘‘[W]hen bidders make relatively similar offers, or dissolution of the company becomes inevitable, the directors cannot fulfill their enhanced Unocal duties by playing favorites with the contending factions. Market forces must be allowed to operate freely to bring the target’s shareholders the best price available for their equity.’’); see also Robert M. Bass Group, Inc. v. Evans, 552 A.2d 1227, 1242 (Del. Ch. 1988).

Unocal. But it cannot at this point avoid an injunction on the unsubstantiated premise that the Topps stockholders will be unable, after the provision of full information, rationally to decide for themselves between two competing, non-coercive offers.

Consistent with this reasoning, the vote on the Eisner Merger will also be enjoined until Topps issues corrective disclosures addressing the problems identified earlier in this decision.

VI.    Conclusion

For all these reasons, the moving parties’ motion for a preliminary injunction is GRANTED. The parties shall present an implementing order no later than noon on June 18, 2007.

[32]	See Chesapeake Corp. v. Shore, 771 A.2d 293, 329 (Del. Ch. 2000).

WHITE PROXY
THE TOPPS COMPANY, INC.

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WHITE PROXY

THE TOPPS COMPANY, INC.
SPECIAL MEETING OF STOCKHOLDERS
AUGUST 30, 2007 AT 2:00 P.M. (NEW YORK TIME)

The undersigned hereby appoints SCOTT SILVERSTEIN and ANDREW J. GASPER, and each of them, as the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of stock of THE TOPPS COMPANY, INC. (the ‘‘Company’’), which the undersigned is entitled to vote at a Special Meeting of Stockholders of the Company to be held at the Company’s offices at One Whitehall Street, New York, New York on August 30, 2007 at 2:00 P.M. (local time) and at all adjournments or postponements thereof, hereby revoking any proxy heretofore given with respect to such stock.

This Proxy when properly executed will be voted in the manner directed herein and in the discretion of the aforementioned proxies on all other matters which may properly come before the Special Meeting or any adjournment or postponement thereof. If no instruction to the contrary is indicated, this Proxy will be voted FOR Items 1 and 2.

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THE BOARD OF DIRECTORS RECOMMENDS THAT YOU A VOTE FOR ITEMS 1 AND 2.

The undersigned authorizes and instructs said proxies to vote as follows:

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 5, 2007, by and among Tornante-MDP Joe Holding LLC, Tornante-MDP Joe Acquisition Corp. and the Company (the ‘‘Merger Agreement’’) and the transactions contemplated thereby.

    FOR        AGAINST            ABSTAIN

2.	Proposal to approve the adjournment of the Special Meeting for, among other things, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereby.

    FOR        AGAINST            ABSTAIN

I hereby authorize the proxies designated above to vote, in their discretion, on such other business and matters incident to the conduct of the Special Meeting and any adjournment or postponement thereof as may properly come before the Special Meeting or any adjournment or postponement thereof.

Dated: , 2007

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